                                 Exhibit 2.1

 Asset Purchase Agreement, dated as of April 10, 1996, by and between James
       River Corporation of Virginia and Printpack, Inc., as amended.

                                                                  EXECUTION COPY

                          ASSET PURCHASE AGREEMENT

                                   BETWEEN

                     JAMES RIVER CORPORATION OF VIRGINIA

                                     AND

                               PRINTPACK, INC.

                         Dated as of April 10, 1996

                              TABLE OF CONTENTS

ARTICLE I       DEFINITIONS                                                              1
        1.1     Definitions                                                              1
ARTICLE II      PURCHASE AND SALE OF ASSETS                                              7
        2.1     Purchase and Sale                                                        7
        2.2     Excluded Assets                                                          8
        2.3     Assumed Liabilities                                                      9
        2.4     Actions by Persons within the JR Group                                  11
ARTICLE III     PURCHASE PRICE, WORKING CAPITAL ADJUSTMENT                              11
        3.1     Purchase Price                                                          11
        3.2     Balance Sheet Adjustment                                                11
        3.3     Additional Payments                                                     14
ARTICLE IV      RELATED AGREEMENTS                                                      15
        4.1     Related Agreements                                                      15
ARTICLE V       REPRESENTATIONS AND WARRANTIES OF JAMES RIVER                           16
        5.1     Organization; Qualification                                             16
        5.2     Organization of Stock Companies; Ownership and Validity of
                        Shares                                                          16
        5.3     Authority Relative to this Agreement and the Related Agreements         16
        5.4     Consents and Approvals                                                  17
        5.5     Non-Contravention                                                       17
        5.6     Compliance with Laws                                                    18
        5.7     Environmental Matters                                                   18
        5.8     Licenses and Permits                                                    18
        5.9     Financial Statements                                                    19
        5.10    Litigation                                                              19
        5.11    Title to Properties.                                                    20
        5.12    Leases                                                                  20
        5.13    Intellectual Property                                                   21
        5.14    Listed Contracts                                                        21
        5.15    Labor Matters                                                           21


        5.16    Employee Benefit Plans                                                  22
        5.17    Conduct of Business and Management of Assets since Date of
                December Balance Sheet                                                  24
        5.18    Finders                                                                 25
        5.19    Sufficiency of Assets                                                   25
        5.20    Condition of Assets                                                     25
        5.21    Copies of Documents                                                     25
        5.22    Undisclosed Liabilities                                                 25
        5.23    Employment and Consulting Agreements                                    25
        5.24    Absence of Proceedings                                                  26
        5.25    Accounts Receivable                                                     26
        5.26    Taxes                                                                   26
        5.27    Insurance                                                               26
        5.28    Customers                                                               27
        5.29    Accuracy of Provided Materials                                          27
        5.30    Completeness of Schedule 1.1                                            27
        5.31    Economics of Related Agreements                                         27
        5.32    Matters Relating to Title Commitment                                    28
ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF BUYER                                 28
        6.1     Organization; Qualification                                             28
        6.2     Authority Relative to this Agreement and the Related Agreements         28
        6.3     Non-Contravention                                                       28
        6.4     Consents and Approvals                                                  29
        6.5     Litigation                                                              29
ARTICLE VII     ADDITIONAL AGREEMENTS                                                   29
        7.1     Conduct of Business and Management of Assets                            29
        7.2     Forbearances by James River                                             29
        7.3     Mail Received After Closing                                             31
        7.4     Retention of Books and Records                                          31
        7.5     Expenses                                                                32
        7.6     Confidentiality                                                         32

        7.7     Public Announcements                                                    32
        7.8     Efforts to Consummate                                                   33
        7.9     Further Assurances                                                      33
        7.10    Use of James River Name                                                 33
        7.11    Assignment of Contracts, Rights, etc.                                   34
        7.12    No Solicitation of Employees.                                           34
        7.13    Negotiations with Others                                                35
        7.14    HSR Filings                                                             35
        7.15    Transfer Taxes and Recording Fees                                       35
        7.16    Title Matters                                                           35
        7.17    Mexican Financing                                                       37
        7.18    Jackson IDB                                                             37
        7.19    James River IDBs                                                        38
        7.20    James River California Sub                                              38
        7.21    Section 338(h)(10) Election                                             39
        7.22    Tax Matters                                                             39
        7.23    Mexican Revolving Loan                                                  40
        7.24    Access to Assets and Business Employees                                 40
        7.25    San Leandro Property                                                    40
ARTICLE VIII    BUSINESS EMPLOYEE AND EMPLOYEE BENEFIT MATTERS                          41
        8.1     Business Employees                                                      41
        8.2     Salaried Business Employee Employment and Employee Benefits             41
        8.3     Hourly Business Employee Employment and Employee Benefits               42
        8.4     Severance Benefits                                                      42
        8.5     Assumption of Liabilities                                               43
        8.6     Collective Bargaining Agreements and Multiemployer Plans                43
        8.7     Pension Plans for Hourly Business Employees                             45
        8.8     Pension Plan for Salaried Business Employees                            45
        8.9     401(k) Plan                                                             45
        8.10    Worker's Compensation                                                   46

        8.11    Welfare Benefit Plans                                                   46
        8.12    Vacation Pay                                                            47
        8.13    Administration                                                          47
ARTICLE IX      CONDITIONS TO OBLIGATIONS OF BUYER                                      47
        9.1     Representations and Warranties                                          47
        9.2     Performance of this Agreement                                           47
        9.3     Proceedings                                                             47
        9.4     Consents and Approvals                                                  48
        9.5     Injunction, Litigation, etc.                                            48
        9.6     Legislation                                                             48
        9.7     Opinion of Counsel for James River                                      48
        9.8     Casualty Loss                                                           48
        9.9     Material Adverse Change                                                 48
        9.10    Related Agreements                                                      48
ARTICLE X       CONDITIONS TO OBLIGATIONS OF JAMES RIVER                                49
        10.1    Representations and Warranties                                          49
        10.2    Performance of this Agreement                                           49
        10.3    Proceedings                                                             49
        10.4    Consents and Approvals                                                  49
        10.5    Injunction, Litigation, etc.                                            49
        10.6    Legislation                                                             49
        10.7    Opinion of Counsel for Buyer                                            49
        10.8    Related Agreements                                                      49
ARTICLE XI      DELIVERIES, ETC., IN CONNECTION WITH CLOSING                            50
        11.1    Time and Place of Closing                                               50
        11.2    Deliveries by James River                                               50
        11.3    Deliveries by Buyer                                                     51
        11.4    Deliveries of Related Agreements                                        51
ARTICLE XII     INDEMNIFICATION                                                         52
        12.1    Indemnification by James River                                          52
        12.2    Indemnification by Buyer                                                52

        12.3    Survival Date                                                           52
        12.4    James River Indemnification for Certain Environmental Matters           53
        12.5    Definition of Loss                                                      54
        12.6    Third Party Claims                                                      55
        12.7    Subrogation Rights; No Duplication                                      56
ARTICLE XIII    TERMINATION, AMENDMENT AND WAIVER                                       56
        13.1    Termination                                                             56
        13.2    Effect of Termination                                                   57
        13.3    Amendment                                                               57
        13.4    Extension; Waiver                                                       57
ARTICLE XIV     GENERAL PROVISIONS                                                      58
        14.1    Notices                                                                 58
        14.2    Interpretation                                                          59
        14.3    Counterparts                                                            59
        14.4    Miscellaneous                                                           59

                           ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of April 9, 1996, is made between JAMES RIVER CORPORATION OF VIRGINIA, a Virginia corporation ("James River"), and PRINTPACK, INC., a Georgia corporation ("Buyer").

                                   RECITAL

        James River desires to sell, or cause its Subsidiaries to sell, the assets and stock described herein and Buyer desires to purchase such assets and stock, for the consideration hereinafter set forth, including the assumption of certain liabilities.

        NOW THEREFORE, in consideration of the foregoing and the representations, warranties, and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

        1.1 DEFINITIONS. As used herein, the following terms have the following meanings:

        "Affiliate," with respect to any party, means a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the introductory paragraph hereof.

        "Allocation Schedule" has the meaning set forth in Section 7.22(c).

        "Assets" has the meaning set forth in Section 2.1.

        "Assumed Liabilities" has the meaning set forth in Section.

        "Authority" means any national, federal, state or local governmental, judicial or regulatory agency or authority within or outside the United States.

        "Business" means (i) the business customarily operated by the flexible packaging business of James River with respect to the products manufactured at the Plant Sites, and (ii) the business customarily operated by the Stock Companies.

        "Business Employees" has the meaning set forth in Section 8.1.

        "Business Intellectual Property" has the meaning set forth in Section.

        "Buyer" has the meaning set forth in the introductory paragraph hereof.

        "Buyer's 401(k) Plan" has the meaning set forth in Section 8.9(a).

        "California Assets" has the meaning set forth in Section 7.20.

        "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act codified at 42 U.S.C. ss. 9601 et seq. (including the amendments made by the Superfund Amendments and Reauthorization Act of 1986).

        "Closing" has the meaning set forth in Section 11.1.

        "Closing Date Balance Sheet" has the meaning set forth in Section
3.2(a).

        "Closing Net Asset Value" has the meaning set forth in Section 3.2(c).

        "Confidential Information" has the meaning set forth in Section .

        "December Balance Sheet" means the unaudited balance sheet for the Business for the fiscal year ended December 31, 1995, previously delivered by James River to Buyer.

        "Disputed Items" has the meaning set forth in Section 3.2(d).

        "Employee Plans" has the meaning set forth in Section .

        "Environmental Condition" means any condition existing at any Plant Site that relates to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, (ii) the treatment, storage, recycling or other handling of any Hazardous Substance, or
(iii) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property or Leased Premises.

        "Environmental Laws" means Environmental Statutes and any common law governing the contamination, pollution or protection of the environment or allocating liabilities in respect thereof.

        "Environmental Statutes" means federal statutes and regulations promulgated thereunder intended to provide protection for public health and the environment, including, without limitation, the Clean Air Act, the Clean Water Act, CERCLA, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, their state statutory and regulatory counterparts and other substantially similar foreign statutes and regulations.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any member of a controlled group of corporations, any member of a group of trades or businesses under common control, or any member of an affiliated service group with James River within the meaning of Section 414(b), (c), (m), or (o) of the Internal Revenue Code, or Section 4001(a)(14) of ERISA.

        "Excluded Assets" has the meaning set forth in Section .

        "Excluded Liabilities" has the meaning set forth in Section 2.3(b).

        "Excluded Retiree Liabilities" means any liabilities or obligations of any Person within the JR Group with respect to retiree medical or life insurance benefits payable to any Business Employee or their beneficiaries or dependents, regardless when the same arose, excluding, however, any such liabilities or obligations arising under collective bargaining agreements to be assumed pursuant to Section 8.6.

        "Filed Business Intellectual Property" means trade names, trademarks and service marks, together with the associated goodwill, letters patent, copyrights, design registrations and inventor certificates as well as applications, registrations, and certificates for any of the foregoing or any other intellectual property which is used exclusively in, or applicable exclusively to, the Business and embodied in a form which is filed or registered with any Authority.

        "Final Closing Audited Balance Sheet" has the meaning set forth in Sections 3.2(d) and (f).

        "Final Closing Net Asset Value" has the meaning set forth in Section 3.2(f).

        "GAAP" means generally accepted accounting principles.

        "Hazardous Substance" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, or Oil.

        "Hourly Business Employees" has the meaning set forth in Section 8.1.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. ss. 18(a), as amended, and all regulations promulgated thereunder.

        "Indemnitee" has the meaning set forth in Section 12.3.

        "Indemnitor" has the meaning set forth in Section 12.3.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

        "Inventory" has the meaning set forth in Section .

        "Jackson IDB" means the financial transaction with the Industrial Development Board of the City of Jackson, Tennessee pursuant to the Master Industrial Development Lease Agreement dated as of December 18, 1990 and related agreements.

        "James River" has the meaning set forth in the introductory paragraph hereof.

        "James River California Sub" has the meaning set forth in Section 7.20.

        "James River Corporate Designations" has the meaning set forth in Section .

        "James River IDBs" means (i) the Industrial Development Revenue Bonds of the Delaware Department of Community Affairs and Economic Development (Crown Zellerbach Corporation) Series A (New Castle, Delaware); (ii) City of Hazelwood, Missouri Industrial Development Revenue Bonds, Series A (Crown Zellerbach Corporation); and (iii) City of Greensburg, Indiana Industrial Development Revenue Bonds (Crown Zellerbach Corporation) Series A.

        "JR Group" means James River and all of its Subsidiaries.

        "Knowledge of James River" means the actual knowledge of those officers and employees of James River listed on Schedule 1.1.

        "Lessee Lease" and "Lessee Leases" have the respective meanings set forth in Section .

        "Leased Assets" means any real property, improvements, equipment or other assets leased to a Person within the JR Group and used solely in connection with the Business.

        "Leased Premises" means that real property leased by James River or any of its Subsidiaries, as lessee, and listed on Schedule 1.1-A.

        "Legal Action" has the meaning set forth in Section .

        "Lessor Lease" and "Lessor Leases" have the meaning set forth in
Section 5.12.

        "Listed Contract" has the meaning set forth in Section .

        "Losses" has the meaning set forth in Section .

        "LTIC" has the meaning set forth in Section 5.32.

        "Major Leases" has the meaning set forth in Section 5.12(b).

        "Mexican Financing" means the capitalization between James River International Holdings, Ltd. ("JRIH") and James River de Mexico S.A. de C.V. ("JRMex") pursuant to the Advance of Funds Agreement dated as of March 29, 1995 between JRIH and JRMex in the stated amount of $1,007,689.

        "Mexican Revolving Loan" means the revolving loan by James River to JRMex pursuant to the Revolving Note made by JRMex to James River dated January 9, 1996 for a principal amount of up to $1,500,000.

        "Net Asset Value" means, with respect to any balance sheet, the value of the assets reflected therein, less the value of the liabilities reflected therein.

        "Non-Filed Business Intellectual Property" means unpatented technology, inventions, trade secrets, processes, know-how, designs and formulae and unfiled trade names, trademarks and service marks, together with the associated goodwill, unregistered copyrights and other industrial or intellectual property which is used exclusively in, or applicable exclusively to, the Business and not filed or registered with an Authority.

        "Oil" means petroleum and petroleum products, including crude oil and any fraction thereof.

        "P&LS" has the meaning set forth in Section 5.9.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Exceptions" means (i) statutory liens for current taxes or assessments not yet due and payable or being contested in good faith; (ii) exceptions that would be shown by surveys or personal inspection of such property that do not individually or in the aggregate materially affect the value or current use of the particular property involved; (iii) terms and conditions of any Lessor Leases; (iv) the current zoning and subdivision laws and regulations applicable to any Real Property; (v) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters which do not, individually or in the aggregate, adversely and materially, affect the Assets, the value or the use to which they are currently put, or the Business, each taken as a whole; (vi) such other liens, imperfections in title, charges, easements, restrictions, encumbrances and other matters of a similar nature which have been agreed to in writing by Buyer and (vii) liens or charges securing indebtedness to be assumed hereunder by Buyer or contemplated hereunder to become the obligation of the Buyer.

        "Person" means an individual, partnership (general or limited), corporation, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust, estate or any other entity.

        "Plant Sites" means those portions of the Real Property and Leased Premises locations listed on Schedule 1.1-B.

        "Proposed Closing Audited Balance Sheet" has the meaning set forth in
Section 3.2(c).

        "Purchase Price" has the meaning set forth in Section 3.1.

        "Real Property" has the meaning set forth in Section 2.1(a).

        "Related Agreements" has the meaning set forth in Section .

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

        "Remedial Actions" means actions required under Environmental Laws to clean up or to contain or otherwise to ameliorate or remedy any Environmental Condition, including but not limited to preventing a Release or threatened Release and performing studies, investigations and monitoring.

        "Representative" has the meaning set forth in Section .

        "Salaried Business Employees" has the meaning set forth in Section 8.1.

        "Section 338(h)(10) Election" means an election for federal income tax purposes described in Section 338(h)(10) of the Internal Revenue Code with respect to the stock purchase of the James River California Sub described in this Agreement, including any elections required under Section 338(g) of the Internal Revenue Code that are required to be made under applicable law when making the Section 338(h)(10) Election.

        "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other governmental authority in connection with the Section 338(h)(10) Election, including (i) U.S. Internal Revenue Service Form 8023-A (together with any schedules or attachments thereto that are required pursuant to Treasury Regulations, including Section 1.338(h)(10)-1), and (ii) any comparable or similar state, local or other governmental submissions.

        "Stock" means all of the issued and outstanding shares in the capital stock of the Stock Companies.

        "Stock Companies" means James River California Sub (if formed pursuant to Section 7.20), James River Packaging de Mexico, S.A. de C.V., Servicios James River de Mexico, S.A. de C.V., and James River de Mexico, S.A. de C.V. and any Subsidiaries thereof.

        "Stock Company Assets" means at any time, any assets then owned by the Stock Companies.

        "StockPlus Plan" has the meaning set forth in Section .

        "Subsidiary", when used with respect to any Person, means any corporation or other business entity, whether or not incorporated, of which such Person holds, directly or indirectly, more than 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity.

        "Tech Center" means James River's business and technical center located at Milford, Ohio.

        "Title Commitment" has the meaning set forth in Section 7.16.

        "Title Defect" has the meaning set forth in Section 7.16.

        "Title Package" has the meaning set forth in Section 7.16.

        "Transfer Fees" has the meaning set forth in Section 7.15.

        "Underlying Assets" means the Assets, the Leased Premises and the Stock Company Assets.

                                  ARTICLE II
                         PURCHASE AND SALE OF ASSETS

        2.1 PURCHASE AND SALE. James River agrees to sell, or cause its Subsidiaries to sell, to Buyer and Buyer agrees to purchase from James River or its designated Subsidiaries at Closing all of the right, title and interest of James River or any Person within the JR Group in and to the following assets, properties and rights other than the Excluded Assets and the Stock Company Assets (collectively, the "Assets"):

                (a) the real property listed in Schedule 2.1(a) together with the buildings, fixtures and other improvements located thereon and the appurtenances thereto (the "Real Property");

                (b) the machinery, equipment, furniture, vehicles, tools, supplies and other tangible personal property (other than the tangible personal property and fixtures described in other clauses of this Section ) which (i) is ordinarily located on the Real Property or the Leased Premises, (ii) is listed on the attached Schedule 2.1(b) without an adjacent check mark, or (iii) is located at the Tech Center, but not listed on Schedule 2.1(b), and relates primarily to the Business;

                (c) the raw materials, work-in-process, finished goods, stores, supplies and spare parts which are located at the Plant Sites or are in transit thereto or which are located elsewhere and relate solely to the Business (the "Inventory");

                (d) except to the extent specified in Schedule 5.13, the Filed Business Intellectual Property listed in Schedule 5.13, the Non-Filed Business Intellectual Property, and licenses to Filed Business Intellectual Property and Non-Filed Business Intellectual Property listed in Schedule 5.13, used exclusively in, or applicable exclusively to, the Business (such Filed Business Intellectual Property, such Non-Filed Business Intellectual Property, and such licenses thereto, collectively, the "Business Intellectual Property");

                (e) all of the rights of every Person within the JR Group under the Listed Contracts, the Lessee Leases and all other contracts and commitments to the extent the same relate to the Business if the obligations thereunder of every Person within the JR Group, to the extent they relate to the Business, are assumed by Buyer except for Lessee Leases retained by a Person within the JR Group pursuant to the Offices Sharing Agreement;

                (f) to the extent assignable, all federal, state, local and foreign governmental licenses, permits, approvals and authorizations held by any Person within the JR Group to the extent the same relate to the Business;

                (g) all of the Stock;

                (h) all accounts receivable and notes receivable arising from the Business, including receivables from Business Employees;

                (i) all property records, production records, engineering records, purchasing and sales records, personnel and payroll records for Business Employees, accounting records, customer and vendor lists and other records and files (including, but not limited to, any such records maintained in connection with any computer system, but subject to the provisions of any applicable Related Agreement) used exclusively in the Business; a co-ownership interest in any of the foregoing assets which are used only in part in the Business, but only to the extent of such use; and copies of the information relating to the Business contained in the computer files referred to in Section 2.2(d), but only to the extent such information relates to the Business; provided, however, that the transfer of the assets and properties referred to in this Section 2.1(i) that do not constitute indicia of title, may, at the option of James River, consist of transfer of true, correct and complete copies thereof;

                (j) subject to the provisions of Section 7.10, all purchase orders, forms, labels, stationery, shipping materials, catalogues, brochures, art work, photographs and advertising materials which relate solely to the Business or which are located at any Plant Site;

                (k) those categories of prepaid expenses and deferred charges created in the ordinary course of the Business which are listed on
Schedule 2.1(k);

                (l) the rights, as of Closing, of all Persons within the JR Group, other than the Stock Companies, under the Mexican Revolving Loan and the Mexican Financing; and

                (m) all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties arising solely out of the Business or the ownership or operation of the Assets.

        2.2 EXCLUDED ASSETS. The following assets (the "Excluded Assets") to the extent that, but for this sentence, they would constitute Assets, shall not be included in the Assets:

                (a) all cash and cash equivalents, including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities, except petty cash funds located at the Plant Sites or the Leased Premises;

                (b) all prepaid expenses and deferred charges other than those listed in Schedule 2.1(k);

                (c) the real property, improvements, equipment and all other assets to be leased from a member of the JR Group pursuant to any Related Agreement, and any Leased Assets;

                (d) all computer files which contain any records or lists relating to any business of the JR Group other than the Business;

                (e)     the excluded technology listed in Schedule 2.2(e);

                (f)     all assets listed in Schedule 2.2(f);

                (g)     all prepaid insurance premiums; and

                (h) the machinery, equipment, furniture, vehicles, tools, supplies and other tangible personal property which is listed on the attached
Schedule 2.1(b) with an adjacent check mark.

        2.3     ASSUMED LIABILITIES. (a) Except to the extent set forth in
Section 2.3(b), Buyer shall assume, at the Closing, all liabilities and obligations of any Person within the JR Group to the extent such liabilities and obligations relate to the Business or to the Assets or the Stock (collectively, the "Assumed Liabilities"), including, without limitation, the following:

                        (i) the current liabilities related to the Business or the Assets, including, but not limited to, all accounts and trade payables, all liabilities and all obligations accruable as a current liability on James River's financial statements at Closing to the extent such payables, liabilities and obligations are related to the Business, the Assets or the Stock;

                        (ii) all liabilities and obligations of any Person within the JR Group to deliver goods or services to customers of the Business arising from orders placed in the normal course of business of the Business;

                        (iii) all liabilities and obligations of any Person within the JR Group under any contract, commitment, license, permit, approval, authorization or other agreement or arrangement constituting part of the Assets;

                        (iv) all liabilities and obligations of any Person within the JR Group existing at Closing and relating to Business Employees and employee benefits to the extent set forth in Article VIII;

                        (v) subject to any right to reimbursement by James River to the extent specifically set forth in Section 12.4 below, all liabilities and obligations under Environmental Laws of any Person within the JR Group, including, without limitation, any obligation to conduct or to pay for any Remedial Action for any Environmental Condition or any obligation to correct or to pay a penalty for failure to comply with Environmental Statutes, to the extent that such condition or failure exists on, or is specifically related to, any Real Property, or real property constituting Leased Premises at the Plant Sites, and including, without limitation, those liabilities listed on Schedule, to the extent such liabilities or obligations relate to the Business or Underlying Assets;

                        (vi) all other long-term liabilities or obligations in respect of which an amount is reflected in the balance sheet included in the December Balance Sheet;

                        (vii) all other liabilities described on Schedule 2.3(a)(vii);

                        (viii) to the extent Buyer is entitled to, and elects to, assume the same pursuant to Sections 7.17, 7.18 and 7.19, respectively, the obligations of any Person within the JR Group under the Mexican Financing, the Jackson IDB and the James River IDBs; and

                        (ix) the obligations of any Person within the JR Group (other than the Stock Companies) under the Mexican Revolving Loan.

                (b) Notwithstanding the provisions of Section 2.3(a), all of the following liabilities and obligations (the "Excluded Liabilities") shall be excluded from the Assumed Liabilities:

                        (i) liabilities for federal, state and local income and franchise taxes and any other taxes incurred by any Persons, other than Stock Companies, within the JR Group in the conduct of the Business or with respect to the Assets or the Stock before Closing, except as is otherwiseprovided in this Agreement;

                        (ii) all liabilities and obligations relating to any employee or any employee benefits which are not to be assumed by Buyer pursuant to Article VIII;

                        (iii) all liabilities or obligations to the extent relating to the acquisition, ownership or use of any of the Excluded Assets;

                        (iv)    any liabilities listed on Schedule 2.3(b)(iv);

                        (v) all liabilities or obligations arising under Environmental Laws in connection with facts, events, conditions, actions or omissions existing on or occurring prior to Closing at locations other than the Plant Sites or the Leased Premises, excluding from the liabilities described in this Section 2.3(b)(v), however, liabilities arising under Environmental Laws with respect to hazardous substances, contaminants, pollutants or petroleum products leaching or physically migrating from Plant Sites to adjacent or nearby properties;

                        (vi)    any Excluded Retiree Liabilities; and

                        (vii) any liability with respect to the litigation and threatened litigation disclosed on Schedule 5.16.

        2.4 ACTIONS BY PERSONS WITHIN THE JR GROUP. James River shall ensure that each Person within the JR Group takes all actions necessary to be taken by such Person in order to fulfill James River's obligations hereunder.

                                 ARTICLE III
                 PURCHASE PRICE, WORKING CAPITAL ADJUSTMENT

        3.1 PURCHASE PRICE. The consideration to be paid for the Assets (the "Purchase Price") shall be $365,000,000.00, in cash, subject to adjustment as provided in Section 3.2, together with any reimbursements of costs and expenses payments required to be made pursuant to Sections 7.18 or 7.19.

        3.2 BALANCE SHEET ADJUSTMENT. (a) At least five days prior to Closing, James River shall prepare and deliver to Buyer a balance sheet (the "Closing Date Balance Sheet") of the Business, which shall reflect James River's estimate of the amount of the Closing Net Asset Value, as defined below, at Closing and which shall be prepared in accordance with GAAP except as otherwise set forth in the comments accompanying the December Balance Sheet applied on a basis consistent with the basis on which the December Balance Sheet was prepared.

                (b) If the total Closing Net Asset Value shown on the Closing Date Balance Sheet is greater than $299,219,124 (the "Opening Net Asset
Value"), the Purchase Price shall be adjusted upward, dollar for dollar, for the amount of the difference between the Opening Net Asset Value and the Closing Net Asset Value. If the total Closing Net Asset Value shown on the Closing Date Balance Sheet is less than the Opening Net Asset Value, the Purchase Price shall be adjusted downward, dollar for dollar for the amount of the difference.

                (c) Immediately after the Closing, Buyer shall cause its independent public accounting firm (for purposes of this Section 3.2 an "accounting firm") to review those Assets and Assumed Liabilities, including an observation of the physical count of Inventory, for the purpose of preparing schedules (the "Proposed Closing Audited Balance Sheet") setting forth such accounting firm's calculation as of the end of the last shift on the day next preceding the date of the Closing, of the Closing Net Asset Value. "Closing Net Asset Value" shall equal Assets less Assumed Liabilities as of the end of the last shift on the day next preceding the date of the Closing. James River shall have the option of having its accounting firm participate in or observe the physical count of Inventory and any other procedure used by Buyer's accounting firm in computing the Proposed Closing Audited Balance Sheet. The Proposed Closing Audited Balance Sheet shall be prepared in accordance with GAAP except as otherwise set forth in the comments accompanying the December Balance Sheet applied on a basis consistent with the preparation of the December Balance Sheet. As promptly as practicable, but no later than 60 days after Closing, Buyer's accounting firm shall cause copies of the Proposed Closing Audited Balance Sheet to be delivered to James River. James River and its accounting firm shall have, for a period of fifteen days thereafter, access to the working papers of, and shall consult with, Buyer's accounting firm. All items the amounts of which are not objected to or questioned by James River in the Proposed Closing Audited Balance Sheet by the expiration of such 15-day period shall be deemed agreed upon by the parties and shall be deemed conclusive for purposes of preparing the Final Closing Audited Balance Sheet, as defined herein, and the calculation of Closing Net Asset Value.

                (d) As promptly as practicable, but no later than 15 days after the expiration of the 15-day period referred to in (c) above, the parties shall attempt to resolve any items on the Proposed Closing Audited Balance Sheet as to which the parties differ (the "Disputed Items"). If during such 15-day period the parties are able to resolve all Disputed Items, the balance sheet so agreed upon shall be the "Final Closing Audited Balance Sheet."

                (e) If during such 15-day period any such Disputed Items cannot be resolved, (i) those items to the extent of the amounts agreed upon by the parties shall be deemed agreed upon, shall no longer constitute Disputed Items and shall be conclusive for purposes of preparing the Final Closing Audited Balance Sheet and calculation of the Closing Net Asset Value and (ii) the respective accounting firms of each of James River and Buyer shall promptly thereafter but in no event more than 10 days thereafter cause an accounting firm of internationally recognized standing reasonably satisfactory to them promptly to review this Agreement and the remaining Disputed Items for purposes of resolving the remaining Disputed Items and calculating the Closing Net Asset Value. In making such calculation, such accounting firm shall make a determination only of Disputed Items not resolved by the parties and in the case of all other items shall use the amounts which are agreed upon by the parties. Such accounting firm shall deliver to James River and to Buyer, as promptly as practicable, a report setting forth its resolution of the remaining Disputed Items and its calculation of Closing Net Asset Value. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by the party against whom the disagreement is in large part resolved or, if the resolution does not substantially favor either party, such costs shall be borne equally by James River and Buyer. In all events, such accounting firm will determine the assessment of such costs. Each party agrees to direct its auditors not to select, and will not accept, an accounting firm to review Disputed Items pursuant to this Section 3.2(e) if, at the time of selection, either Buyer or James River or their respective Affiliates contemplates retaining such accounting firm, within one year after such date, for any substantial engagement having a purpose other than the performance of services pursuant to this Section 3.2(e).

                (f) The Closing Net Asset Value agreed to by the parties or as calculated by the accounting firm as set forth in Section 3.2(e) above, as the case may be, shall be the "Final Closing Net Asset Value;" and the Proposed Closing Audited Balance Sheet, adjusted to reflect the Final Closing Net Asset Value, shall be the "Final Closing Audited Balance Sheet" which shall be conclusive for all purposes of this Agreement. Without limiting the generality of the foregoing, the Final Closing Audited Balance Sheet shall be conclusive as to the valuation and amount of all items so valued therein.

                (g) If the Final Closing Net Asset Value is greater than the amount of Closing Net Asset Value shown in the Closing Date Balance Sheet, Buyer shall promptly pay to (or as directed by) James River, in the manner and with interest as provided in Section 3.2(h), the amount of the difference. If the Final Net Asset Value is less than the amount of Closing Net Asset Value shown in the Closing Date Balance Sheet, James

River shall promptly pay to (or as directed by) Buyer, in the manner and with interest as provided in Section 3.2(h), the amount of the difference. Any such payment pursuant to this Section 3.2(g) shall be made at a mutually convenient time and place (i) within 5 business days after Buyer and James River agree upon the Final Closing Net Asset Value pursuant to Section 3.2(d) or (ii) if Disputed Items are referred to a firm of independent accountants pursuant to
Section 3.2(e), then within 10 business days after the delivery of the report of such firm referred to in Section 3.2(e).

                (h) Any payments pursuant to this Section 3.2(h) shall be made by causing such payments to be credited in immediately available funds to the account of Buyer or of James River, as the case may be, as may be designated by the party receiving payment. The amount of any payment to be made pursuant to this Section 3.2(h) shall bear interest from and including the date of Closing to but excluding the date of payment at a rate per annum equal to 5 percent. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

        3.3 ADDITIONAL PAYMENTS. (a) If any Underlying Asset or the Business shall suffer any damage, destruction or loss after the date hereof, but before the date of Closing, and such Asset or the Business and the related casualty are covered by any insurance policy maintained by any Person within the JR
Group: (i) James River shall pay to Buyer, as soon as practicable after receipt by James River, in cash, the amount by which the proceeds from such policy in respect of such damage, destruction or loss exceed the sum of (A) any amount recorded on the Final Closing Audited Balance Sheet as a liability with respect to repair, restoration or replacement related to such damage, destruction or loss; (B) the amount by which the Assets included in the Final Closing Audited Balance Sheet shall have been reduced from the Assets shown on the December Balance Sheet by reason of such damage, destruction or loss, and (C) any amount paid by any Person within the JR Group after the date hereof in cash for the repair, restoration or replacement of the damaged or destroyed asset; and (ii) James River (A) shall allow Buyer, at its sole cost and expense, to pursue any claim under such policy in respect to such damage, destruction or loss or (B) shall pursue, upon reasonable written request of Buyer and at Buyer's sole cost and expense, any such claim on behalf, and for the benefit, of Buyer.

                (b) All proceeds of insurance which are applicable to insured claims of third parties included in the Assumed Liabilities and are received by any Person within the JR Group after Closing shall (i) be used to discharge, in whole or in part, the applicable Assumed Liabilities, (ii) be paid to Buyer if, and to the extent that, such Assumed Liabilities have been discharged by Buyer or Buyer has made a reimbursement to James

River in respect of such claim or (iii) be retained by James River if, and to the extent that, such Assumed Liabilities have been discharged by any Person within the JR Group and Buyer has not made a reimbursement to James River in respect of such claim. James River shall use its reasonable best efforts to pursue the collection of such insured claims.

                                 ARTICLE IV
                             RELATED AGREEMENTS

        4.1 RELATED AGREEMENTS. In connection with the consummation of the transactions contemplated hereby, James River (or the Subsidiary of James River named therein) and Buyer shall enter into each of the following agreements (collectively, the "Related Agreements") at or before the Closing:

                (a) a Wrap Supply Agreement in substantially the form attached hereto as Exhibit A;

                (b) an Ink Supply Agreement containing the terms set forth in Exhibit B attached hereto unless, at Closing, the New Sun Agreement, as defined on Exhibit B attached hereto, has been executed and delivered by James River, in which case, the New Sun Agreement shall be transferred to, and assumed by, Buyer at Closing;

                (c) a Cast Film Supply Agreement in substantially the form attached hereto as Exhibit C;

                (d) an Office Sharing Agreement in substantially the form attached hereto as Exhibit D;

                (e) a Transition Services Agreement in substantially the form attached hereto as Exhibit E;

                (f) a License Agreement in substantially the form attached hereto as Exhibit F;

                (g) a Ream Wrap Supply Agreement in substantially the form attached hereto as Exhibit G;

                (h) a JR Parent Roll Agreement in substantially the form attached hereto as Exhibit H;

                (i) a Buyer Non-Competition Agreement in substantially the form attached hereto as Exhibit I; and

                (j) a James River Non-Competition Agreement in substantially the form attached hereto as Exhibit J.

                                  ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF JAMES RIVER

        James River represents and warrants to Buyer that as of the date hereof and as of the date of Closing:

        5.1 ORGANIZATION; QUALIFICATION. James River is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. James River and each member of the JR Group engaged in the Business are duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Assets and the Business, taken as a whole.

        5.2     ORGANIZATION OF STOCK COMPANIES; OWNERSHIP AND VALIDITY OF
SHARES.
                (a) Each of the Stock Companies is a corporation duly organized and validly existing under the laws of Mexico or with respect to the James River California Sub, the State of California, and has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

                (b) The ownership of all of the outstanding Stock (except with respect to the James River California Sub) is as set forth on Schedule 5.2(b), the Stock is free and clear of all liens, charges, pledges, security interests or other encumbrances, and all of such capital stock is duly authorized, validly issued, fully paid and non-assessable, and was not issued in violation of any preemptive rights. Except that the Stock of the James River California Sub, if such subsidiary is formed, will be issued to James River or a Subsidiary of James River, and except as is otherwise set forth on Schedule 5.2(b), none of the Stock Companies has made any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible or exchangeable therefor, or given any person any right to acquire from the Stock Companies any shares of its capital stock, and no such securities or obligations are outstanding. Except for the Mexican Financing, none of the Stock is subject to any agreement or other obligation regarding the transfer of voting of such stock.

        5.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND THE RELATED AGREEMENTS. Each Person within the JR Group has the corporate power and authority to execute and deliver each agreement or other document to be executed by it in connection with the transactions contemplated by this Agreement and to consummate the transactions contemplated on its part thereby. The execution and delivery by each Person within the JR Group of each agreement or other document to be executed by it in connection with the transactions contemplated by this Agreement, and the consummation by it of any transactions contemplated on its part hereby and thereby, have been duly authorized by such Person's Board of Directors and no other corporate proceedings on the part of such Person are necessary with respect thereto except for the taking of any required action by any wholly-owned Subsidiary of James River, the taking of which will be ensured by James River before the Closing. This Agreement constitutes, and each agreement or other document to be executed by a Person within the JR Group in connection with the transactions contemplated by this Agreement (when executed and delivered by James River or that other Person within the JR Group) will constitute, valid and binding obligations of James River and/or such other Person within the JR Group, as the case may be, enforceable in accordance with their terms.

        5.4 CONSENTS AND APPROVALS. Except as set forth in Schedule 5.4, there is no requirement applicable to any Person within the JR Group to make any filing with, or to obtain any permit, authorization, consent or approval from, any third party (including any public body) as a condition to the consummation of the transactions contemplated by this Agreement.

        5.5 NON-CONTRAVENTION. The execution and delivery by each Person within the JR Group of this Agreement and the other agreements and documents to be executed in connection with the transactions contemplated by this Agreement and the consummation of the transactions contemplated thereby will not, (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of James River or such other Person within the JR Group, as the case may be, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which James River or such other Person within the JR Group, as the case may be, is a party or by which James River or other member of the JR Group, as the case may be, or any of the Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall be obtained by James River before the Closing or the obtaining of which has been or shall be waived by Buyer before the Closing and which would not have an adverse effect on the Assets or the Business, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Person within the JR Group or any of the

Assets or the Business (other than any applicable "bulk sales" laws), excluding from the foregoing clause (iii) such violations that would not have a material adverse effect on the Assets, in the aggregate, located at any Plant Site or the business conducted with respect to products of any Plant Site.

        5.6 COMPLIANCE WITH LAWS. Except as set forth in Schedules 5.6, 5.7 and 5.8, all Persons within the JR Group have operated the Business in substantial compliance with all laws, regulations, policies, guidelines, orders, judgments or decrees of any Authority applicable to, or having jurisdiction over, Persons within the JR Group, the Assets or the Business. To the Knowledge of James River, no Person within the JR Group has received from any governmental authority any notice of any failure to so comply, and no Person within the JR Group is currently subject to any sanction for such noncompliance.

        5.7 ENVIRONMENTAL MATTERS. Except as described on Schedule 5.7, Persons within the JR Group have obtained all federal, state and local permits, licenses and other authorizations which are required under applicable Environmental Statutes other than licenses, permits, and other authorizations, the failure to obtain which, individually or in the aggregate, would not have a material adverse effect on the ownership or operation of the Assets, in the aggregate, located at any Plant Site, or the conduct of the business conducted with respect to the products of any Plant Site. Except as described in on
Schedule 5.7, the Assets and the Business are in substantial compliance with all terms and conditions of such permits, licenses and authorizations, and are also in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables of any Environmental Statute. Except as described on Schedule 5.7, neither James River nor any of its Subsidiaries has received notice from any Authority or Person of any failure of the Assets or the Business to comply in any material respect with, or of any material liability or any potential liability under, any Environmental Statute, except for any such Statute the failure to comply with which could reasonably be expected to affect, materially and adversely, the ownership or operation of the Assets, in the aggregate, located at any Plant Site, or the conduct of the business conducted with respect to the products of any Plant Site, nor, to the Knowledge of James River, are there any facts or circumstances reasonably likely to result in such condition.

        5.8 LICENSES AND PERMITS. Schedule 5.8 contains a complete and correct list of all material federal, state and local permits and licenses that any Person within the JR Group is required to obtain that are related to the Business or the ownership or operation of the Assets. Except as set forth on
Schedule 5.8, all of such permits and licenses have been obtained and are currently in full force and effect. Except as set forth in Schedule 5.8, no Person within the JR Group has violated the terms or conditions of any such license or permit, no notice of a violation of any such license or permit has been received by any Person within the JR Group or recorded or published, and no proceeding is pending or threatened, to revoke, prevent the renewal of, or limit any such license or permit.

        5.9 FINANCIAL STATEMENTS. (a) James River has previously furnished Buyer with the December Balance Sheet, a copy of which is set forth in Schedule 5.9(a). Such unaudited balance sheet has been prepared in conformity with GAAP, except as otherwise set forth in the comments accompanying such balance sheet, applied on a basis consistent with James River's historical accounting policies and procedures with respect to the Business used in the preparation of its audited financial statements except that inventory balances reflect a revaluation of the reserves for obsolete and slow moving inventory.

                (b) James River has previously furnished Buyer with unaudited profit and loss statements for the Business for the fiscal years ended December 26, 1993, December 25, 1994 and December 31, 1995, copies of which are attached as Schedule 5.9(b) (the "P&LS"). Such unaudited P&LS have been prepared in conformity with GAPP, except that historical selling, general and administrative costs have been restated to reflect proforma spending based on assumed changes in the business operations, non-operating charges related to restructure reserves (i.e. severance, fixed assets) have been excluded, and footnotes have not been provided with the P&LS, applied on a basis consistent with James River's historical accounting policies and procedures with respect to the Business used in the preparation of its audited financial statements.

        5.10 LITIGATION. (a) Except as set forth in Schedule 5.10, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of James River, threatened against any Person within the JR Group, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal, foreign country's or other court, arbitrator, governmental department, commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against any Person within the JR Group which have, or, if adversely determined, could reasonably be expected to have, a material adverse effect on any significant product or group of products of the Business, any Asset which is material to the conduct of any material portion of the Business, or otherwise materially and adversely affect any material portion of the Assets or the Business.

                (b) Except as set forth on Schedule 5.10, to the Knowledge of James River there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) that are reasonably likely to be asserted that, if adversely determined, would reasonably be expected to have a material adverse effect on any significant product or group of products of the Business, any Asset which is material to the conduct of any material portion of the Business, or would otherwise materially and adversely affect any material portion of the Assets or the Business.

        5.11 TITLE TO PROPERTIES. (a) Except as set forth in Schedule 5.11 and except for Permitted Exceptions, James River or another Person of the JR Group has good and marketable fee simple title to the Real Property.

                 (b)    Except as set forth in Schedules 5.6, 5.7, 5.8, 5.11 or
5.12 to the Knowledge of James River (i) there are no violations of federal, state or local laws, ordinances, rules or regulations with respect to the use and occupancy of any of the Plant Sites which would have a material adverse effect on the ability of the Buyer to operate such Plant Site in substantially the same manner as such Plant Site has been historically operated, and (ii) all governmental permits, licenses and certificates required for the occupancy and use of such Plant Sites in substantially the same manner as such Plant Sites have been historically operated have been issued and are in good standing.

                 (c) James River or another member of the JR Group has good title to all tangible personal property that is included in the Assets and will convey title to such personal property to Buyer upon consummation of the transactions contemplated by this Agreement.

        5.12 LEASES. (a) Schedule 5.12 is a list that contains an entry for all leases, agreements and commitments to lease (each, a "Lessee Lease" and, collectively, the "Lessee Leases") under which any Person within the JR Group is the lessee, and all leases, agreements and commitments to lease (each a "Lessor Lease" and, collectively, the "Lessor Leases"), under which any Person within the JR Group is the lessor that relate, in each case, principally to the Business and to either real or personal property, other than leases of personal property which may be cancelled without material penalty upon not more than 60 days' notice or which require the payment of not more than $10,000 per month. Except as set forth in Schedule 5.12, there is not, with respect to any of the Lessee Leases or the Lessor Leases, any existing material default or event of default on the part of any Person within the JR Group or, to the Knowledge of James River, any existing material default or event of default on the part of any other party to the Lessee Leases or the Lessor Leases.

                 (b) Except as set forth in Schedule 5.12, there is not, with respect to either of the two plant sites which are the subject of the Orange, Texas leases and the Williamsburg, Virginia lease (the "Major Leases"), any mortgage, deed of trust or similar instrument securing indebtedness constituting a lien on either such Plant Sites which has not been subordinated to such lease and with respect to which an appropriate non-disturbance and attornment agreement has not been given. Except as set forth in Schedule 5.12, no payments are required by any Person within the JR Group to maintain the Major Leases other than as provided therein, all of such payments that have come due have been made, no person has made any claim with respect to the Major Leases that would materially interfere with the use of the premises by the tenant in the conduct of its Business, and no consent is required for the assignment of the Major Leases to Buyer.

        5.13 INTELLECTUAL PROPERTY. Schedule 5.13 sets forth a complete and correct list of the Filed Business Intellectual Property that is used exclusively in, or applicable exclusively to, the Business. Except as set forth in Schedule 5.13, James River or another member of the JR Group owns the Filed Business Intellectual Property and such Filed Business Intellectual Property is subsisting on the record of the applicable Authority on the date hereof. Except as set forth on Schedule 5.13, there are no licenses of Business Intellectual Property to third parties. Except as set forth in Schedule 5.13, there is no claim, suit, action or proceeding pending or, to the Knowledge of James River, threatened against any Person within the JR Group asserting that its use of any Business Intellectual Property infringes upon the rights of any third parties. Except as set forth on Schedule 5.13, to the Knowledge of James River, there are no third parties infringing upon the Business Intellectual Property.

        5.14 LISTED CONTRACTS. Schedule 5.14 contains a complete and correct list of every contract, agreement or commitment of the any Person within the JR Group, other than Lessee Leases and the Lessor Leases (each, a "Listed Contract"):

               (a) which provides for aggregate future payments by the Business of more than $250,000.00, except for purchase orders or sales orders arising in the ordinary and usual course of business, in which case such contract, agreement or commitment is listed only if any party thereto is obligated to make payments during the term thereof which will exceed $1,000,000.00 in the aggregate; or

               (b) which provides for the sale or other disposition, after the date hereof and other than in the ordinary course of business, of any of the Assets. Except as set forth in Schedule 5.14, all of the Listed Contracts are in full force and effect and there has not occurred, with respect to any Listed Contract, any material default or event of default on the part of any Person within the JR Group or, to the Knowledge of any Person within the JR Group, any other party thereto.

        5.15 LABOR MATTERS. Schedule 5.15 sets forth a complete and correct list of every collective bargaining agreement covering Business Employees.
James River has
provided Buyer with true, complete and correct copies of each of such collective bargaining agreements and all amendments and modifications thereto.

                (a) Except as set forth on Schedule 5.15, and except for grievances that have not ripened into arbitration or litigation, to the Knowledge of James River, there are no material controversies, disagreements or disputes pending between James River or any other member of the JR Group and any of their respective employees.

                (b) Except as set forth on Schedule 5.15, during the last three years immediately preceding the date of this Agreement, with respect to the Business Employees there have been no labor strikes or general employment disputes at any of the Plant Sites.

                (c) Except as set forth on Schedule 5.15, there have within the past three years immediately preceding the date of this Agreement occurred no events that have legally required any Person of the JR Group to hold a union election with respect to any Plant Site.

                (d) Except as set forth on Schedule 5.15, there have within the past three years immediately preceding the date of this Agreement been no unfair labor practice charges filed with the National Labor Relations Board against any Person of the JR Group related to the Business or the Assets.

        5.16 Employee Benefit Plans. (a) Schedule 5.16 lists all of the employee benefit plans and programs, including, without limitation: (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, incentive, vacation and other similar plans, that are maintained by James River or any Person within the JR Group with respect to Business Employees or to which James River or any Person within the JR Group contribute on behalf of the employees of the Business (collectively, the "Employee Plans").

                (b) To the Knowledge of James River, the Employee Plans that are maintained by James River or a member of the JR Group are in compliance in all material respects with applicable laws and regulations, and James River and any Person within the JR Group have administered the Employee Plans in accordance with applicable laws and regulations in all material respects.

                (c) No lien exists under Section 4068 of ERISA with respect to any assets of James River or of any ERISA Affiliate.

                (d) James River has made available to Buyer copies of all Employee Plans and, where applicable, summary plan descriptions and annual reports filed within the last three years pursuant to ERISA or the Internal Revenue Code with respect to the Employee Plans.

                (e) To the Knowledge of James River, neither James River nor any Person within the JR Group has engaged in any prohibited transactions, as defined in Section 4975 of the Internal Revenue Code, with respect to any Employee Plan that is a pension plan as defined in Section 3(2) of ERISA. No defined benefit pension plan (as defined in 3(35) of ERISA) maintained or contributed to by James River or an ERISA Affiliate or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Internal Revenue Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived; and all contributions required to be made with respect thereto on or prior to Closing have been timely made. No lien exists under
Section 412(n) of the Internal Revenue Code with respect to any assets of James River or of any ERISA Affiliate.

                (f) With respect to the James River Corporation of Virginia StockPlus Investment Plan (the "StockPlus Plan"), except as disclosed on
Schedule 5.16: (i) the "knowledge" condition set forth in Section 5.16(b) of this Agreement shall not apply; (ii) the Internal Revenue Service has determined the StockPlus Plan to be qualified under the Tax Reform Act of 1986 and related laws ("TRA86"), or an application for such determination letter under TRA86 was filed on a timely basis, and nothing has occurred from the date of such letter or such filing that could reasonably be expected to affect the qualified status of the StockPlus Plan; (iii) there are no pending or threatened or anticipated actions, suits or claims by or on behalf of the StockPlus Plan, by any employee or beneficiary covered under the StockPlus
Plan, or otherwise involving the StockPlus Plan (other than routine claims for benefits); (iv) there are no pending or threatened audits or investigations with respect to the StockPlus Plan; (v) there is no matter pending before any governmental agency with respect to the StockPlus Plan, other than pending requests for determination letters under clause (ii) above; (vi) James River or a member of the JR Group has made full and timely payment of all amounts which are required under the terms of the StockPlus Plan and in accordance with applicable laws which are required to be paid as a contribution to such Plan;
(vii) neither James River nor any member of the JR Group nor the StockPlus Plan itself nor any trustee or administrator of the StockPlus Plan who is an employee or officer of James River or of any Person within the JR Group, nor, to the Knowledge of James River, any trustee or administrator of the StockPlus Plan who is not an employee or officer of James River or the JR Group, has engaged in a transaction in connection with James River, or any member of the JR Group, or the StockPlus Plan or its trust, or any trustee or administrator thereof, or any party dealing with the StockPlus or its trust, which could result in a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code; and (viii) James River, the members of the JR Group, and any fiduciary (as defined in Section 3(21) of ERISA) with respect to the StockPlus Plan who is an employee or officer of James River or the JR Group, and, to the Knowledge of James River, any fiduciary who is not an employee or officer of James River or the JR Group, have complied in all material respects with Section 404 of ERISA with respect to the StockPlus Plan.

        5.17 CONDUCT OF BUSINESS AND MANAGEMENT OF ASSETS SINCE DATE OF DECEMBER BALANCE SHEET. (a) Between the date of the December Balance Sheet and the date hereof, Persons within the JR Group have conducted the Business, and have managed the Assets only in the usual, regular and ordinary manner consistent with past practice.

                (b) Between the date of the December Balance Sheet and the date hereof, with respect to the Business and the Assets, no Person within the JR Group has:

                        (i) made capital expenditures which in the aggregate have exceeded the budgeted depreciation;

                        (ii) made a disposition of assets in excess of $1 million, other than inventory in the ordinary course of business;

                        (iii) made loans or advances to, or investments in, other parties in excess of $500,000 in the aggregate;

                        (iv)    entered into employment, severance,
        compensation or similar agreements with Business Employees, except for incentive programs that by their terms expire at or before Closing;

                        (v) made increases in compensation or benefits payable to Business Employees other than in the ordinary course of business; or

                        (vi) suffered or incurred any significant damage, destruction of property or other loss, whether or not insured.

                (c) Between the date of the December Balance Sheet and the date hereof, with respect to the Business and the Assets, the Persons within the JR Group have:

                        (i) maintained their books and records in accordance with past accounting practices;

                        (ii) maintained the same level and types of insurance as previously maintained; and

                        (iii) used commercially reasonable efforts to preserve the Business and the Assets.

Between the Date of the December Balance Sheet and the date hereof, with respect to the Business and the Assets, there has not occurred any other material adverse change in the Assets or Business taken as a whole.

        5.18 FINDERS. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any fee or commission from James River for services rendered on behalf of James River in connection with the transactions contemplated by this Agreement.

        5.19 SUFFICIENCY OF ASSETS. The Assets, and the rights granted to Buyer under certain Related Agreements, include all of the assets and rights necessary to conduct the Business in substantially the same manner as it is presently being conducted. The financial results of the Business reflected on the P&LS were produced by the Assets, except as the Assets may have undergone additions and deletions in the ordinary course of business since the periods covered by the P&LS. Except for the Excluded Assets located at the Tech Center that are included in the December Balance Sheet, but will not be reflected in the Closing Net Asset Value, the December Balance Sheet does not reflect, and the Closing Net Asset Value will not reflect, any assets other than the Assets. The December Balance Sheet does not reflect any liabilities other than Assumed Liabilities.

        5.20 CONDITION OF ASSETS. The condition of the Assets at each Plant Site, taken in the aggregate and excepting normal wear and tear, is sufficient to operate the portion of the Business conducted at such Plant Site in a manner generally resulting in production and efficiency levels at least equal to historical levels attained at such Plant Site.

        5.21 COPIES OF DOCUMENTS. James River has provided or will, prior to Closing, provide to Buyer true, complete and accurate copies of all documents and instruments listed on any of the Schedules to this Agreement.

        5.22 UNDISCLOSED LIABILITIES. Except for obligations under contracts or leases not required to be reflected on a balance sheet of the Business prepared in accordance with GAAP applied consistently with James River's accounting policies as reflected in its audited financial statements, and with the accounting policies of the Business, no Person within the JR Group has any material liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent or otherwise, and whether due or to become due) that are included in the Assumed Liabilities other than any such liabilities or obligations which (i) were fully accrued or reserved against in the December Balance Sheet in accordance with GAAP, except as otherwise set forth therein, or (ii) have been incurred since the date of the December Balance Sheet in the ordinary course of business and do not individually or in the aggregate have a material adverse effect on the Business or the Assets taken as a whole.

        5.23 EMPLOYMENT AND CONSULTING AGREEMENTS. Schedule 5.23 contains a true and correct list of all employment and consulting contracts with an original term in excess of 60 days, providing for compensation on a yearly basis in excess of $250,000, and not otherwise listed on Schedule 5.14 to which any Person within the JR Group is a party in connection with the Business. Except as set forth on
Schedule 5.23, each of such contracts is in full force and effect and there has not occurred, with respect to any such contract, any material default or event of default on the part of any Person within the JR Group or, to the Knowledge of James River, any other party to such contracts. Except as set forth on Schedule
5.4 and 5.23, no consent of any Person is required for the assignment of any of such contracts to Buyer.

        5.24 ABSENCE OF PROCEEDINGS. No portion of any Plant Site is subject to any proceeding for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Authority nor to the Knowledge of James River has any such sale, condemnation, expropriation or taking been proposed or threatened.

        5.25 ACCOUNTS RECEIVABLE. All accounts receivable shown on the December Balance Sheet represent, and all accounts receivable that will be reflected in the Closing Net Asset Value will be, sales actually made or services actually performed in the ordinary course of business on arm's-length terms. In the aggregate, no material portion of the currently outstanding accounts receivable shown on the December Balance Sheet is currently subject to material disputes as to payment, defenses, counterclaims, or rights of setoff other than for which adequate reserves have been established.

        5.26 TAXES. No Person within the JR Group has failed to file a return with respect to any federal, state or local income or franchise tax or any other type of tax, or failed to pay any such tax, so as to cause Buyer, as the purchaser of the Assets, to become liable for such taxes or to cause a lien to exist or arise against the Assets with respect to taxes.

        5.27 INSURANCE. All of the Assets and the operations of the Business of an insurable nature and of a character usually insured by companies of similar size to James River and in similar businesses are insured by a Person within the JR Group in such amounts and against such losses, casualties or risks as is
(i) usual in such companies and for such assets, operations and businesses,
(ii) required by any law applicable to any Person within the JR Group, or (iii) required by any contract to which a Person within the JR Group is a party. All such policies are in full force and effect and enforceable in accordance with their terms. No Person within the JR Group is now in material default under the provisions of any such policy, including, without limitation, for failure to make timely payment of all premiums due thereon. No Person within the JR Group has been refused, or denied renewal of, any insurance coverage with respect to the Business or the ownership or operation of the Assets which coverage would be customary in accordance with good industry practice.

        5.28 CUSTOMERS. (a) Schedule 5.28 sets forth: (i) a list of the forty largest customers of the Business, determined by dollar volume of gross sales for the most recently ended fiscal year (the "Large Customers"), and the dollar volume of sales to each such customer during the most recently ended fiscal year, and (ii) a list of the brokers and distributors of the Business that accounted for at least $1,000,000 in sales by the Business during the most recently ended fiscal year (the "Large Brokers"), and the dollar volume of the sales of the Business to or through each Large Broker during the most recently ended fiscal year. Except as described on Schedule 5.28, no Person within the JR Group has received notice or has actual knowledge that any Large Customer or Large Broker has terminated or intends to terminate its existing relationship with any Person within the JR Group, to terminate a substantial portion of the outstanding orders with any Person in the JR Group or materially to diminish the amount of business conducted with James River.

        5.29    ACCURACY OF PROVIDED MATERIALS.

                (a) The employee data by location and category attached as
Schedule 5.29(a) is true and correct in all material respects as of the date shown therein.

                (b) The information regarding the major items of equipment included in the Assets and attached as Schedule 5.29(b) is true and correct in all material respects. All such items of equipment are reflected in the December Balance Sheet and none have been disposed of since the date of the December Balance Sheet.

        Based on actual 1995 volume purchases of resin and assuming that James River's purchases in 1995 of such volume were at prevailing market prices, James River reasonably believes that the purchase of the same volume in 1996 at contract prices under the contracts listed in Schedule 5.14, will provide annualized cost savings to the Business in the hands of Buyer of at least $5,000,000 when compared to such volumes purchased at prevailing market prices.

        5.30 COMPLETENESS OF SCHEDULE 1.1. James River represents and warrants that the list of officers and employees on Schedule 1.1 includes the managers of each of the plants included in the Assets and that such persons are reasonably expected by James River to have knowledge concerning all significant matters which are the subject of the representations and warranties hereunder which are stated to be "to the Knowledge of James River."

        5.31 ECONOMICS OF RELATED AGREEMENTS. Each of the Wrap Supply Agreement, Cast Film Supply Agreement, Ream Wrap Supply Agreement, Ink Supply Agreement and JR Parent Roll Agreement contain economic terms that, with respect to each such agreement, are, in the aggregate, substantially equivalent to the economic terms of the intercompany sales within the JR Group during 1995 of the products covered by such agreement, which sales are reflected in the P&LS.

        5.32 MATTERS RELATING TO TITLE COMMITMENT. In obtaining the Title Commitment, James River has not offered or provided to Lawyers Title Insurance Corporation ("LTIC") additional compensation or inducement for the purpose of causing LTIC to insure over otherwise valid title objections.

                                  ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants the following to James River as of the date hereof:

        6.1 ORGANIZATION; QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted and as is contemplated to be carried on hereunder. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on Buyer or the Assets and the Business, taken as a whole.

        6.2 AUTHORITY RELATIVE TO THIS AGREEMENT AND THE RELATED AGREEMENTS. Buyer has the corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is contemplated to be a party and to consummate the transactions contemplated on its part hereby and thereby. The execution and delivery by Buyer of this Agreement and the Related
Agreements to which it is a party and the consummation by Buyer of the transactions contemplated on its part hereby and thereby, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary with respect thereto. This Agreement constitutes, and any Related Agreement to which Buyer is a party when executed and delivered by it will constitute, its valid and binding obligations, enforceable in accordance with their terms.

        6.3 NON-CONTRAVENTION. The execution and delivery by Buyer of this Agreement does not, and its execution and delivery of any Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of Buyer's Articles of Incorporation or Bylaws, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall be obtained by Buyer before the Closing or the obtaining of which has been or shall be waived by James River before the Closing or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer (other than any applicable "bulk sales" laws).

        6.4 CONSENTS AND APPROVALS. Except as set forth in Schedule 6.4, there is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval from, any public body as a condition to the lawful consummation of the transactions contemplated by this Agreement.

        6.5 LITIGATION. Except as set forth in Schedule 6.5, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or threatened against Buyer, whether at law or in equity and whether civil or criminal in nature before any federal, state, municipal or other court, arbitrator, governmental department commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Buyer which have, or, if adversely determined, could reasonably be expected to have, a material adverse effect on Buyer, or which seeks specifically to prevent, restrict or delay the consummation of the transaction as contemplated hereby or the fulfillment of any of the conditions of this Agreement.

                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

        7.1 CONDUCT OF BUSINESS AND MANAGEMENT OF ASSETS. (a) After the date hereof and until the Closing, any Person within the JR Group (i) shall conduct the Business only in the usual, regular and ordinary manner consistent with past practice; and (ii) shall use reasonable efforts to preserve intact the present business organization and operations of the Business, to keep available the services of its employees and to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with the Business.

        7.2 FORBEARANCES BY JAMES River. Except as specifically contemplated by this Agreement:

                (a) James River shall not, and shall cause each Person within the JR Group, from the date hereof until the Closing, without the written consent of Buyer, not to:

                        (i) sell, dispose of, transfer or encumber any of the Underlying Assets except in the ordinary and usual course of business (except for any transfers made to the James River California Sub in accordance with this Agreement);

                        (ii) make, or cause to be made, any dividend or distribution relating to the Stock;

                        (iii) make any capital expenditures, series of capital expenditures or commitments for capital expenditures related to the Business except in the ordinary and usual course of business;

                        (iv)    make any significant acquisition or
        disposition of Assets other than in the ordinary course of business;

                        (v) amend, modify or cancel any Listed Contract, Lessee Lease or Lessor Lease except in accordance with its terms;

                        (vi) make, with respect to the Business, any loans or advances to, or investments in any Person other than in the ordinary course of business;

                        (vii) enter into any employment, severance, compensation or similar agreements with any Business Employee or otherwise with respect to the Business;

                        (viii) increase the compensation of, or benefits payable to, Business Employees other than in the ordinary course of business;

                        (ix) incur any material obligations or liabilities of any nature that would be required to be assumed hereunder by Buyer other than items incurred in the regular and ordinary course of the Business, consistent with past practice, or change the assumptions underlying or the methods of calculating any bad debt, contingency, or other reserve relating to the Business, other than in the ordinary course of the Business consistent with past practice;

                        (x) permit, allow, or suffer any Assets to be subjected to any mortgage, pledge, lien, encumbrance, restriction, or charge of any kind, other than Permitted Encumbrances;

                        (xi) cancel any debts or waive any claims or rights in excess of $10,000.00 individually or $100,000.00 in the aggregate that constitute Assets, except to the extent such waiver or cancellation results in a corresponding adjustment to the Purchase Price pursuant to Article 3;

                        (xii) dispose of or permit to lapse any right to the use of any Business Intellectual Property or dispose of or disclose to any person not authorized to have such information any Non Filed Business Intellectual Property;

                        (xiii) incur any long term indebtedness that would be required hereunder to be assumed by Buyer;

                        (xiv) enter into any collective bargaining or labor agreement (oral and legally binding or written) with respect to the Business;

                        (xv) make (except to the extent previously obligated to do so) or agree to make any charitable contributions or incur or agree to incur any non-business expenses in excess of $10,000 in the aggregate, in each case in the name of the Business;

                        (xvi) make a significant change in the amount or types of insurance maintained with respect to the Assets and the Business; or

                        (xvii) agree, so as to legally bind Buyer whether in writing or otherwise, to take any of the actions set forth in this
        Section 7.2 and not otherwise permitted by this Agreement.

        7.3 MAIL RECEIVED AFTER CLOSING. Following the Closing, Buyer may receive and open all mail addressed to any Person within the JR Group and may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Business. Buyer shall deliver or cause to be delivered to James River, promptly after receipt by Buyer, all mail, including, without limitation, payments of accounts or claims receivable, addressed to any Person within the JR Group which does not relate to the Business.

        7.4 RETENTION OF BOOKS AND RECORDS. Buyer will retain and maintain, in an organized and retrievable manner, all documents and records pertaining to the periods before the Closing in accordance with James River's Record Management Policy dated September 1, 1992 as it may from time to time be amended, including requesting authorization from James River's Corporate Tax Services Department prior to destruction of any items requiring such approval. Buyer will retain and maintain all machinesensible records, such as computer tapes, disks, diskettes, etc., which are considered books and records within the meaning of Internal Revenue Code Section 6001, in accordance with Internal Revenue Procedure 91-59 or such amending or superseding guidance as issued by the Internal Revenue Service. Buyer will make available such documents and records, machine sensible records, computer time, and assistance from Buyer's personnel as may be reasonably requested by James River in order to expeditiously comply with all pertinent requests from the Internal Revenue Service and state taxing authorities which relate to periods prior to the Closing.

        7.5 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        7.6 CONFIDENTIALITY. Buyer shall hold, and shall cause its respective officers, directors, employees, representatives, consultants and advisors (each, a "Representative"), to hold, and James River shall hold, and shall cause its respective Representatives and the Representatives of any Person within the JR Group to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information obtained by such parties, respectively, in connection with the transactions contemplated hereby or otherwise obtained hereunder ("Confidential Information", which term shall, after Closing, with respect to James River's obligations hereunder, include documents and information constituting Assets) except to the extent that such Confidential Information has been or to have become (i) generally available to the public other than as a result of disclosure by any party hereunder or a Representative of a party hereunder if such source is not bound by a confidentiality agreement prohibiting such disclosure or is not entitled to the protection offered hereby, (ii) made available to the public on a nonconfidential basis from a source other than a Representative of a party entitled to the protection offered hereby, or (iii) known to the party receiving such Confidential Information before the date of disclosure of such Confidential Information to such party. However, nothing contained in this Section 7.6 shall preclude the disclosure of Confidential Information, on the condition that it remain confidential, to auditors, attorneys, lenders, financial advisors and other consultants and advisors in connection with the performance of their duties in preparation for the consummation of the transactions contemplated hereby nor shall it prevent Buyer's disclosure after Closing of any document or information constituting an Asset. Buyer acknowledges that following Closing, it may (subject to limitations set forth in this Agreement) employ some or all of the persons listed on
Schedule 7.6, each of whom, prior to the Closing, had access to or were exposed to technology relating to the products or processes listed opposite such person's name on Schedule 7.6. Buyer agrees that it and its Affiliates will not utilize the services of any such person in any manner in connection with research relating to, or the development or improvement of, the type of product or process listed opposite such person's name on Schedule 7.6.

        7.7 PUBLIC ANNOUNCEMENTS. The parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this

Agreement and the transactions contemplated hereby and, subject to any applicable disclosure requirements, shall not issue any such press release or make any such public statement without providing reasonable notice to the other parties hereto of the intent to do so.

        7.8 EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all action and to do, or to cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the satisfaction of the conditions listed in Articles IX or X that are within the control of such party and the obtaining of all consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it by this Agreement. Each party shall cooperate fully with the other parties hereto in assisting such parties to comply with this Section . However, except as specifically provided herein, no party shall be required to initiate any litigation, to make any payment or incur any economic burden in connection with the obtaining of any consent, waiver, authorization, order or approval.

        7.9 FURTHER ASSURANCES. (a) Subject to the provisions of Section 7.11, James River shall use its reasonable best efforts to implement the provisions of this Agreement, and, for such purpose, at the request of Buyer, will, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to Buyer and take such further action as Buyer may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

                (b) Buyer shall use its reasonable best efforts to implement the provisions of this Agreement, and, for such purpose, at the request of James River, will, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to James River and take such further action as James River may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

        7.10 USE OF JAMES RIVER NAME. As soon as practicable after the Closing, Buyer (i) shall remove all names, logos or marks which include the words "James River" or the letters "JR" ("James River Corporate Designations") from, or render the same illegible on, all Underlying Assets on which such Designations are imprinted or legible or (ii) shall discontinue use of any asset described in clause (i) bearing James River Corporate Designations. Notwithstanding the foregoing, Buyer shall be permitted to use the James River Corporate Designations with respect to Inventory constituting finished goods on which a James River Corporate Designation is imprinted or affixed at the Closing until such Inventory is sold. After such Inventory has been sold Buyer shall have no rights to use the James River Corporate Designations. Buyer undertakes to use reasonable best efforts to sell such Inventory within 12 months after the Closing. At the end of such period referred to in the preceding sentence (or upon completion of the removal, rendering illegible or discontinuance of the James River Corporate Designations and variations thereof described above, whichever occurs sooner), an executive officer of Buyer shall notify James River that (i) all such Inventory has been sold or destroyed; or (ii) such removal, rendering illegible or discontinuance has been completed. Except as expressly permitted by this Section 7.10, neither Buyer nor any of its respective Affiliates shall use the James River Corporate Designations or any similar mark or name.

        7.11 ASSIGNMENT OF CONTRACTS, RIGHTS, ETC. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign the right, title or interest of any Person within the JR Group in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of any Person within the JR Group thereunder. James River shall use its reasonable best efforts to obtain, and Buyer agrees to cooperate with James River in its efforts to obtain, any required third party consent to the assignment or transfer thereof to Buyer. If such consent is not obtained, James River and Buyer shall cooperate in any reasonable arrangements designed to provide Buyer with the benefits thereunder, including enforcement for the benefit of Buyer of any and all rights of any Person within the JR Group against such third party arising out of the cancellation by such third party or otherwise. Notwithstanding the foregoing, the obligations of any Person within the JR Group under this Section
7.11 shall not include any obligation to make any payment or to incur any economic burden.

        7.12 NO SOLICITATION OF EMPLOYEES. (a) For a period of one year after the Closing, neither party nor any Representative of such party shall, in any manner, directly or indirectly, (i) solicit any employee of the other party or any Affiliate of the other party to terminate his or her employment with such party or its Affiliate, or (ii) otherwise recruit or encourage any such employee to become an employee of, or a consultant to, the party bound hereby.

                (b) As promptly as practicable after the Closing, Buyer shall use its best efforts to advise the appropriate Subsidiaries and Representatives of Buyer (including the department heads and human resources personnel) of its obligations set forth in this Section 7.12.

                (c) Notwithstanding clauses (a) and (b) of this Section 7.12, no party hereto shall be restricted from soliciting for employment any employee of any other party hereto who has left the employment of such other party other than as a result of the breach of this Section 7.12 by any party hereto.

        7.13 NEGOTIATIONS WITH OTHERS. Until Closing or the earlier termination or expiration of this Agreement, James River will not, directly or indirectly, without the written consent of Buyer, initiate discussions or engage in negotiations concerning, or discuss, with any Person other than Buyer, any proposal regarding the acquisition, other than in the ordinary course of business, of all or part of the Assets.

        7.14 HSR FILINGS. James River and Buyer will each file, or cause to be filed, within 15 days of the date hereof, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, Notification and Report Forms with respect to the transactions contemplated by this Agreement and respond as promptly as is practicable to all inquiries received from other agencies for additional information or documentation. Each party will bear the cost of any filing required to be made by such party under the HSR Act, including the cost of responding to second requests for information.

        7.15 TRANSFER TAXES AND RECORDING FEES. All sales, use, transfer taxes and other non-income taxes and any fees (including deed recordation fees, filing fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby (the "Transfer Fees") will be borne equally by James River and Buyer. At James River's direction, Buyer will file all necessary tax returns and other documents required to be filed with respect to all such Transfer Fees. James River will cooperate with Buyer to the extent reasonably necessary to enable Buyer to make such filings and join in the execution of any tax returns or other documents as may be required in order for Buyer to comply with the provisions of this Section.

        7.16 TITLE MATTERS. (a) James River has caused or, as soon as practicable after the execution and delivery of this Agreement, James River shall cause, to be issued one or more title commitments (whether one or more, the "Title Commitment") for policies of owner's title insurance with respect to the Real Property (the "Real Property Title Commitment") and policies of leasehold title insurance with respect to the Major Leases (the "Major Leases Title Commitment"). At Buyer's request, Closing may be postponed until the date that is 45 days after the later of the date hereof or the date of James River's delivery to Buyer of the Real Property Title Commitment together with copies of all recorded documents listed as title exceptions in the Real Property Title Commitment (collectively, the "Real Property Title Package"). Within 15 days of the later of the date
                                      35
hereof or the date of James River's delivery to Buyer of the Real Property Title Package, Buyer shall notify James River of any title matter reflected in the Real Property Title Commitment that constitutes a breach of the representation set forth in Section 5.11 (any such title matter being a "Title Defect").

                (b) At Buyer's request, Closing may be postponed until the date that is 45 days after James River's delivery to Buyer of the Major Leases Title Commitment, together with copies of all recorded documents listed as title exceptions in the Major Leases Title Commitment (collectively, the "Major
Leases Title Package"). Within 15 days of James River's delivery to Buyer of the Major Leases Title Package, Buyer shall notify James River of any title matter reflected in the Major Leases Title Commitment that constitutes a breach of the representation set forth in Section 5.11 (any such title matter being a "Title Defect").

                (c) Within 15 days of receiving notice from Buyer of any Title Defect, James River shall notify Buyer, with respect to each such Title Defect, whether James River has elected to (i) cure such matter or otherwise cause the same to be deleted from, or insured over in, the Title Commitment, (ii) pay to Buyer the amount by which the value of the Real Property is diminished as a result of the existence of such Title Defect at Closing (or as soon thereafter as the amount can be established, the parties hereby agreeing to enter into an appropriate agreement at Closing relating to the establishment of such amount by reference to the conclusion of qualified real estate appraisers if James River elects to make such payment in respect of any Title Defect and the parties cannot agree by Closing as to the amount of such diminution in value); or (iii) take no action with respect to such Title Defect; provided James River shall be required to remove any lien which is not a Permitted Encumbrance securing a monetary obligation which can be removed by the payment of money the amount of which is ascertainable from the face of the document or which has been determined in writing from the holder of such obligation. If Buyer does not deliver written notice of its objections to any Title Defect within the time specified above for such notice, Buyer shall be deemed to have waived all rights it may have against James River (including the right to refuse to consummate the transactions called for in this Agreement or the right otherwise to claim breach of the representation set forth in Section 5.11) with respect to such Title Defect. If James River fails to respond, within the time set forth above, to any objection to Title Defects timely delivered by Buyer as set forth above, James River shall be deemed to have elected to respond as set forth in subsection (ii) above with respect to such Title Defect. If James
River elects to respond as set forth in (iii) above with respect to one or more Title Defects, Buyer may terminate this Agreement by delivering notice of its election to do so within seven days of James River's delivery of its notice to Buyer that James River has elected to take no action with respect to the Title Defect(s) at issue. If Buyer does not deliver written notice of its election to terminate this Agreement within the time specified above for such notice, Buyer shall be deemed to have waived all rights it may have against James River with respect to Title Defects disclosed in the Title Commitment (including the right to refuse to consummate the transactions called for in this Agreement or the right otherwise to claim breach of the representations set forth in Section 5.11 or breach of this Section). James River shall have no obligation to procure or pay premiums for any title insurance; Buyer shall purchase any title insurance it requires in connection with the transactions contemplated hereby.

        7.17 MEXICAN FINANCING. (a) Buyer shall have the option to either (i) keep in place the Mexican Financing, or (ii) require James River to convert the Mexican Financing to equity prior to or at Closing. Buyer shall give James
River written notice at least twenty business days prior to Closing of its election pursuant to the preceding sentence.

                (b) If Buyer makes the election in paragraph (a)(i) above, it shall ensure that James River and its Affiliates (other than the Stock Companies) are released from any liability or obligation with respect thereto prior to or at Closing and the interests of all Persons (other than the Stock Companies) within the JR Group in and to the obligations of JRMex under the Mexican Financing shall be deemed included within the Assets at Closing and the liabilities and obligations of any Person within the JR Group (other than the Stock Companies) with respect to the Mexican Financing shall be deemed included in Assumed Liabilities. If Buyer makes no election or makes the election in paragraph (a)(ii) above, then James River shall cause the conversion of the Mexican Financing to equity prior to or at Closing, and such equity shall be included within the Assets.

        7.18    JACKSON IDB. (a) Subject to the provisions of Subsections (b),
(c) and (d) below, Buyer shall either (i) assume the Jackson IDB; or (ii) require James River to cause the termination of the Jackson IDB. Buyer shall give James River written notice at least twenty business days prior to Closing of its election pursuant to the preceding sentence.

                (b) If Buyer makes the election in paragraph (a)(i) above, James River's rights with respect to the Jackson IDB shall be deemed included within the Assets, and James River's liabilities with respect to the Jackson IDB shall be deemed included within the Assumed Liabilities, Buyer shall ensure that James River and its Affiliates are released from all liability and obligation with respect to the Jackson IDB prior to or at Closing and no Person within the JR Group shall have any further liability with respect thereto.

                (c) If Buyer makes no election in a timely fashion; makes the election set forth in paragraph (a)(i) above, but fails to fulfill its obligations under paragraph (b) above; or makes the election in paragraph (a)(ii) above, James River shall prior to or at Closing, exercise its purchase option under the Jackson IDB and cause the reconveyance to James River or its Subsidiary of the real property currently leased by James River's Subsidiary secured by the Jackson IDB, which shall become an Asset transferred to Buyer. In addition, Buyer agrees to pay all transaction costs and expenses incurred by James River in connection with its exercise of the purchase option.

        7.19    JAMES RIVER IDBS. (a) Subject to the provisions of subsections
(b) and (c) below, Buyer shall, with respect to each of the James River IDBs, either (i) assume one or more of the James River IDBs; or (ii) require James River to cause the repayment in full of such James River IDB. Buyer shall give James River written notice at least 45 days prior to Closing of its election pursuant to the preceding sentence.

                (b) If Buyer makes the election in paragraph (a)(i) above for any of the James River IDBs, such James River IDB shall be deemed included within the Assumed Liabilities, Buyer shall ensure that James River and its Affiliates are released from all liability and obligation with respect to such James River IDB prior to or at Closing and no Person within the JR Group shall have any further liability with respect thereto.

                (c) If Buyer makes no election; makes the election set forth in paragraph (a)(i) above, but fails to perform its obligations under paragraph
(b) above; or makes the election in paragraph (a)(ii) above for any of the James River IDBs, the liability with respect to such James River IDB shall be omitted from the Final Closing Audited Balance Sheet, Buyer shall repay to James River at Closing all transaction costs and expenses in connection with the repayment of such James River IDB to the extent not reflected in the Final Closing Audited Balance Sheet, (but not the repayment of principal or other amounts that would have to be reflected as a liability on the Final Closing Audited Balance Sheet), and such James River IDB shall not be included within the Assumed Liabilities.

        7.20 JAMES RIVER CALIFORNIA SUB. Prior to Closing, James River may, at its sole discretion, directly or indirectly, establish a newly-formed wholly-owned Subsidiary (the "James River California Sub") and contribute to the James River California Sub any or all of the tangible personal property owned by James River and used exclusively in connection with the Business and located in the State of California (the "California Assets"). James River shall not transfer to the James River California Sub, or permit the James River California Sub to incur or assume, any liabilities except for liabilities that would be Assumed Liabilities hereunder had the James River California Sub not been created. If James River determines to establish the James River California Sub under this
                                      38

Section, James River shall cause the contribution of the California Assets to the James River California Sub immediately prior to Closing.

        7.21 SECTION 338(H)(10) ELECTION. The provisions of this Section shall only apply if James River determines to form the James River California Sub.

                (a) Buyer and James River agree to make timely, effective and irrevocable Section 338(h)(10) Elections with respect to the James River California Sub as set forth in this Agreement, as well as any Section 338(h)(10) Elections (or corresponding or similar elections) for state or local purposes, and to file such elections in accordance with applicable regulations. The provisions of this Agreement shall apply to any such elections that Buyer makes for state or local tax purposes.

                (b) James River shall file a consolidated federal income tax return with the James River California Sub for the tax year beginning on January 1, 1996 and ending on and including the date of Closing. James River is eligible to make an election under Section 338(h)(10) of the Internal Revenue Code (and any comparable election under state or local tax law) with respect to the James River California Sub. Buyer and James River shall make or cause to be made the Section 338(h)(10) Elections (and any comparable election under state or local tax law) and shall take no position contrary thereto unless required to do so pursuant to a final determination by any taxing authority or judicial proceeding.

                (c) James River shall be responsible for preparing and filing all Section 338 Forms in accordance with the terms of this Agreement. James River shall furnish copies of the Section 338 Forms to Buyer for Buyer's approval at least 25 business days before the date such Section 338 Forms are required to be filed. Buyer shall execute and deliver to James River such documents or forms as James River reasonably request to complete the Section 338 Forms, properly and in a timely fashion.

                (d) Buyer and James River agree that the deemed sale price of the Assets determined in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) will be determined within 120 days after Closing or such other time period as determined pursuant to Section 7.22(c) and the parties will file the forms required under the Internal Revenue Code and the regulations thereunder in a manner substantially consistent with the allocation of values pursuant to such Section.

        7.22 TAX MATTERS. (a) Any agreement between James River and the Stock Companies regarding the allocation or payment of taxes or amounts in lieu of taxes shall be deemed terminated at and as of the Closing.

                (b) Buyer will be responsible for the preparation and filing of all federal, state and local franchise, property, payroll, and other non-income tax returns, and all income tax returns of the Stock Companies (other than the James River California Sub), arising with respect to the operation of the Business and the ownership of the Assets and the Stock Companies (other than the James River California Sub), for all periods as to which such tax returns are due after the date of Closing. Buyer will make all payments required with respect to any such tax returns.

                (c) James River and Buyer shall cooperate in the preparation of a joint schedule (the "Allocation Schedule"), allocating the Purchase Price (including, for purposes of this Section, any other consideration paid by Buyer and any Assumed Liabilities), among the Assets. James River and Buyer each agrees to file Internal Revenue Service Form 8594 and any required attachments thereto, together with all federal, state, local, and foreign tax returns, in accordance with the Allocation Schedule. James River and Buyer each agrees to provide the other promptly with any other information required to complete the Allocation Schedule. If, however, James River and Buyer are unable to complete such schedule within 120 days following the Closing, or by such later date as agreed to in writing by the parties, each of James River and Buyer may file Form 8594, and any federal, state, local, and foreign tax returns, allocating the Purchase Price in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Internal Revenue Code and the regulations thereunder.

        7.23 MEXICAN REVOLVING LOAN. At Closing, Buyer shall assume all rights, interests, liabilities and obligations of any Person within the JR Group (other than the Stock Companies) with respect to the Mexican Revolving Loan.

        7.24 ACCESS TO ASSETS AND BUSINESS EMPLOYEES. From the date hereof until Closing or the earlier termination or expiration of this Agreement, James River shall provide Buyer, Buyer's accountants, representatives, and prospective lenders, with reasonable opportunities to further investigate the Underlying Assets and interview Business Employees during normal business hours upon reasonable prior notice from Buyer, for purposes, including the preparation of audited financial statements of the Business and lenders' due diligence, provided that no such investigations or interviews shall unreasonably interfere with the operation of the Business or James River's other business.

        7.25 SAN LEANDRO PROPERTY. James River will grant at Closing to Buyer a perpetual non-exclusive easement for ingress and egress to the San Leandro Plant Site approximately over the road leading to the gate as currently used across the 1.8 acre tract listed as an Excluded Asset pursuant to Schedule 2.2, the terms of which shall be reasonably satisfactory to Buyer.


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

                                 ARTICLE VIII
                BUSINESS EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

        8.1 BUSINESS EMPLOYEES. For purposes of this Article VIII, "Business Employees" are hereby defined as follows:

                (a) all persons employed by James River or any of its Affiliates in the Business immediately before Closing;

                (b) all employees of James River or any of its Affiliates who are absent from work with the Business on account of sickness or leave of absence at Closing and who are reasonably expected to return to active employment within 90 days following the date such employee was first absent from employment, or for whom an obligation to rehire exists under a collective bargaining agreement assumed by the Buyer (as described in Section 8.6(a)); and

                (c) all employees of James River or any of its Affiliates who are not employed in the Business immediately before the Closing but who, in the ordinary course of business, or if not in the ordinary course of business, with the consent of Buyer and subject to any restrictions on solicitation of employees specified herein or in the Related Agreements, become employees of Buyer at or before the Closing or who become employees of Buyer within 60 days after the Closing.

        After the Closing, James River shall not be responsible for wages, salaries and other employee benefits for Business Employees for service of such Business Employees with the Buyer after the Closing. For purposes of this
Article VIII, all persons described above who have been or will be compensated on an hourly basis or who have been or are subject to a collective bargaining agreement shall be referred to as "Hourly Business Employees," and all persons described above who have been or will be compensated on a salaried basis shall be referred to as "Salaried Business Employees." Before the Closing, James River will provide Buyer with a preliminary list of Business Employees, and James River and Buyer will agree on a final list of Business Employees within 90 days after the Closing.

        8.2 SALARIED BUSINESS EMPLOYEE EMPLOYMENT AND EMPLOYEE BENEFITS. (a) Buyer shall offer employment, effective at Closing (or, in the case of any Salaried Business Employee specified in Section 8.1(c), effective as of the date of hiring), to each of the Salaried Business Employees described in Sections 8.1(a), 8.1(b) and 8.1(c) at compensation rates that are initially equal to those provided by James River and its Affiliates immediately before the Closing.

                (b) Buyer shall treat service of each Salaried Business Employee with James River, its Affiliates and its predecessor companies before the Closing as if such service had been with Buyer for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting under Buyer's employee benefit plans (within the meaning of Section 3(3) of ERISA) other than Buyer's retiree medical plan and Buyer's retiree group life insurance plan.

        8.3 HOURLY BUSINESS EMPLOYEE EMPLOYMENT AND EMPLOYEE BENEFITS. (a) Buyer shall offer employment, effective at Closing (or, in the case of any Hourly Business Employee specified in Section 8.1(c), effective as of the date of hiring), to each of the Hourly Business Employees described in Sections 8.1(a), 8.1(b) and 8.1(c) at compensation rates that initially are the same as those provided by James River and its Affiliates immediately before the Closing.

                (b) Buyer shall provide to Hourly Business Employees who are covered under the Assumed Collective Bargaining Agreements (as hereinafter defined) in effect as of the date of Closing and set forth on Schedule 8.6(a), such compensation and benefits as are from time to time required by such collective bargaining agreements.

                (c) Buyer shall treat service of each Hourly Business Employee with James River, its Affiliates and predecessor companies before the Closing as if such service had been with Buyer for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting under Buyer's employee benefit plans (within the meaning of Section 3(3) of ERISA) other than Buyer's retiree medical plan and Buyer's retiree group life insurance plan.

        8.4 SEVERANCE BENEFITS. (a) As of Closing, Buyer shall establish a severance plan or amend an existing severance plan (the "Buyer's Severance Plan") which shall provide fifteen weeks of severance benefits to any Business Employee who is terminated by Buyer at any time during the twelve-month period ending on the first anniversary of the Closing. Buyer shall maintain the Buyer's Severance Plan for the twelve-month period ending on the first anniversary of the Closing. In the case of a Salaried Business Employee, severance benefits under Buyer's Severance Plan shall be computed based on the greater of (i) the Salaried Business Employee's weekly salary as of the date on which he was hired by Buyer, or (ii) his weekly salary immediately preceding his termination of employment. In the case of an Hourly Business Employee, benefits under the Buyer's Severance Plan shall be computed based on the greater of (i) the Hourly Business Employee's regular weekly compensation as of the date on which he was hired by Buyer, or (ii) his regular weekly compensation immediately preceding his termination of employment.

                (b) If James River or any Person within the JR Group is required to pay severance benefits or similar payments to a Business Employee as a result of the Business Employee's failure to accept employment with the Buyer where the employment offered by Buyer requires relocation within the meaning of James River's applicable salary or other compensation continuation plan or, as a result of the Buyer's failure to offer employment to such Business Employee in accordance with the requirements of Section 8.2 or 8.3 (as applicable), Buyer shall reimburse James River for up to fifteen times the weekly salary or regular weekly compensation of such Business Employee immediately prior to Closing of the severance benefits or similar payments that are payable to such Business Employee and if such Business Employee is hired by Buyer during the twelve-month period ending on the first anniversary of the Closing, Buyer shall reimburse James River for the entire amount of the severance benefits or similar payments that are payable by James River to such Business Employee. Buyer shall make such reimbursement within 10 days of receipt of notice of payment by James River.

        8.5 ASSUMPTION OF LIABILITIES. Except as specifically provided otherwise in this Article VIII and Section 2.3(b), at Closing, Buyer shall assume all employee-related liabilities and obligations that are payable at or after the Closing with respect to Business Employees and their beneficiaries and dependents, without regard to when such liabilities and obligations arose; provided, however, that Buyer, except as specifically provided otherwise to this Article VIII, shall not assume any liabilities or obligations that are payable prior to, at or after Closing with respect to any Employee Plan identified in Section 5.16(a) or with respect to any employee benefit plans that are maintained by James River or its Affiliates.

        8.6 COLLECTIVE BARGAINING AGREEMENTS AND MULTIEMPLOYER PLANS. (a) At Closing, Buyer shall adopt and assume the collective bargaining agreements listed on Schedule 8.6(a) (the "Assumed Collective Bargaining Agreements"). At and after the Closing, any obligations that may be payable under the Assumed Collective Bargaining Agreements, with respect to Hourly Business Employees, regardless of whether such obligations relate to services performed before or after the Closing, shall be the sole responsibility of Buyer.

                (b) The Buyer shall bargain in good faith with respect to Hourly Business Employees who are covered at Closing under the collective bargaining agreements listed on Schedule 8.6(b) (the "Unassumed Collective Bargaining Agreements").

                (c) With respect to each multiemployer plan (as defined in Section 4001(a)(3) of ERISA) that is listed on Schedule 8.6(c) and that covers Hourly Business

Employees covered under an Unassumed Collective Bargaining Agreement, James River and Buyer agree as follows, in accordance with the provisions of Section 4204 of ERISA:

                        (i) Buyer hereby assumes, effective at Closing, the obligation of James River and its Affiliates to contribute to each such multiemployer plan for such Hourly Business Employees.

                        (ii) Buyer shall provide to each such multiemployer plan the bond or escrow amount described in Section 4204(a)(1)(B) of ERISA, unless the bond or escrow amount is waived by the PBGC.

                        (iii) The parties agree that, unless the PBGC waives the requirements of Section 4204(a)(1)(C) of ERISA, if Buyer withdraws from any such multiemployer plan in a withdrawal described in Section 4204(a)(1)(C) of ERISA with respect to the Business during the first five plan years beginning after Closing and does not pay its liability to the multiemployer plan on account of such withdrawal, James River shall be secondarily liable to the multiemployer plan for any withdrawal liability that James River or its Affiliates would have had to the plan with respect to the Hourly Business Employees in the absence of Section 4204(a) of ERISA, to the extent required by
Section 4204 of ERISA. Notwithstanding the provisions of the preceding sentence and Section 4204 of ERISA, it is hereby expressly agreed that if James River or an Affiliate incurs any secondary withdrawal liability under the preceding sentence, Buyer shall indemnify James River and its Affiliates and hold them harmless from any and all Losses incurred by James or its Affiliate by reason of such secondary liability, except as provided in Section 8.6(e).

                (d) As soon as is practicable after Closing, James River and Buyer shall request from the PBGC an exemption from the requirements of Section 4204(a)(1)(B) and 4204(a)(1)(C) of ERISA.

                (e) With respect to all multiemployer plans listed in Schedule 8.6(c) for which a withdrawal liability under Title IV of ERISA is incurred with respect to the Hourly Business Employees before Buyer becomes formally a party to or otherwise formally becomes bound by a collective bargaining agreement between Buyer and the Hourly Business Employees covered by such multiemployer plan requiring Buyer to contribute to such multiemployer plan, James River and Buyer each shall be liable for 50 percent of the total amount of such withdrawal liability up to $2,000,000 of withdrawal liability (collectively for all such multiemployer plans) and James River shall be liable for 100 percent of such withdrawal liability in excess of $2,000,000 (collectively for all such multiemployer plans). With respect to any multiemployer plan listed in Schedule 8.6(c) for which a withdrawal liability under Title IV of ERISA is incurred with respect to the Hourly Business Employees after Buyer becomes formally a party to or otherwise formally becomes bound by a collective bargaining agreement between Buyer and the Hourly Business Employees covered by such multiemployer plan that requires Buyer to contribute to such multiemployer plan, Buyer shall be liable for the total amount of such withdrawal liability. To the extent that either party shall make a payment of withdrawal liability in excess of its liability under the provisions of this Section 8.6(e), the responsible party shall make reimbursement to the paying party within 10 days of receipt of notice of payment of such withdrawal liability.

        8.7 PENSION PLANS FOR HOURLY BUSINESS EMPLOYEES. Buyer shall not assume any of James River's rights and obligations with respect to each plan listed on Schedule 8.7(a).

        8.8 PENSION PLAN FOR SALARIED BUSINESS EMPLOYEES. Buyer shall not assume any of James River's rights and obligations with respect to the James River Corporation of Virginia Retirement Plan for Salaried and Other Non-Bargaining Unit Employees.

        8.9 401(K) PLAN. (a) As soon as practicable before the Closing, Buyer shall establish a defined contribution plan and trust (or amend an existing defined contribution plan) for Business Employees, which shall be generally comparable to James River's StockPlus Plan (as defined below) and shall be qualified under Sections 401 and 501 of the Internal Revenue Code and which shall provide for salary reduction contributions pursuant to Section 401(k) of the Internal Revenue Code ("Buyer's 401(k) Plan"). Buyer's 401(k) Plan shall provide that each Business Employee shall be given credit under Buyer's 401(k) Plan, for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Employee's service with James River, its Affiliates and its predecessor companies, to the extent that James River's StockPlus Plan (as defined below) gave credit for such service. If the Buyer amends one or more existing defined contribution plans, the Buyer shall ensure that all "section 411(d)(6) protected benefits" (as defined in Treasury Regulation 1.411(d)-4) provided by the James River StockPlus Plan are preserved in the amended existing defined contribution plan. Business Employees shall not accrue additional benefits after the Closing under defined contribution plans maintained by James River or its Affiliates.

                (b) Assets of the James River Corporation of Virginia StockPlus Investment Plan (the "StockPlus Plan") equal to the account balances of the Business Employees under the StockPlus Plan shall be transferred to Buyer's 401(k) Plan as soon as practicable after the Closing. If practicable, the transfer shall be made as of the last day of the first calendar quarter ending after the Closing. The transfer shall be made in cash.

Any outstanding plan loans to Business Employees shall be transferred with the underlying accounts. The account balances of the Business Employees shall be valued as of the date on which the transfer is made. The account balances of Business Employees in the StockPlus Plan shall share in the earnings, appreciation and depreciation of the investment funds in which the accounts are invested for the period between the Closing and the date on which the transfer is made.

                (c) Any benefits that are payable to Business Employees from the StockPlus Plan after the Closing and before assets are transferred shall be paid from the StockPlus Plan in the ordinary course. The amount to be transferred to Buyer's 401(k) Plan shall be reduced by the amount of such payments.

                (d) The account balances to be credited under Buyer's 401(k) Plan for Business Employees shall not be less than the account balances of the Business Employees under the StockPlus Plan as of the date on which the transfer is made. Effective on the date of the transfer of StockPlus Plan assets, (i) Buyer's 401(k) Plan shall assume all liabilities in connection with the account balances of Business Employees under the StockPlus Plan, and (ii) James River, its Affiliates and the StockPlus Plan shall have no further liability with respect to the account balances of Business Employees. James River and its Affiliates shall have no liability with respect to Buyer's 401(k) Plan.

                (e) Buyer shall request that the Internal Revenue Service issue a favorable determination letter with respect to the qualification under Sections 401 and 501 of the Internal Revenue Code of Buyer's 401(k) Plan and the related trust. Buyer shall make such changes to Buyer's 401(k) Plan as may be required by the Internal Revenue Service in order for the Internal Revenue Service to issue a favorable determination letter. Buyer shall provide James River with a copy of the determination letter received from the Internal Revenue Service with respect to Buyer's 401(k) Plan as soon as the determination letter is received.

        8.10 WORKER'S COMPENSATION. At Closing, Buyer shall assume liability for all claims under worker's compensation laws that are payable at or after the Closing with respect to Business Employees, without regard to when the liabilities arose.

        8.11 WELFARE BENEFIT PLANS. (a) Buyer shall provide Business Employees with credit during the current plan year under Buyer's health benefit plans for payments made by Business Employees under James River's health benefit plans for purposes of determining deductibles and out-of-pocket expenses under Buyer's health benefit plans.

                (b) Buyer shall not impose on Business Employees pre-existing condition provisions, proof of insurability requirements, or any similar conditions or requirements that would delay commencement of Business Employees' participation in, or limit Business Employees' level of coverage under, any of Buyer's welfare benefit plans (within the meaning of Section 3(1) of ERISA).

                (c) Buyer shall be responsible for health care continuation obligations under Section 4980B of the Internal Revenue Code and Section 601 through 608 of ERISA ("COBRA") for those Business Employees identified in
Section 8.1(a), 8.1(b), and 8.1(c) who actually become employees of Buyer. James River shall remain responsible for health care continuation obligations under COBRA for all other Business Employees.

        8.12 VACATION PAY. Buyer shall assume liability for all unpaid vacation pay banked or accrued by Business Employees prior to the Closing. After the Closing, James River shall have no liability for vacation pay for Business Employees.

        8.13 ADMINISTRATION. James River shall provide Buyer with transition services to administer the various Buyer plans, as provided in the Transition Services Agreement referred to in Section 4.1. Buyer and James River shall each make its appropriate employees and data regarding employee benefit coverage available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting its employees.

                                 ARTICLE IX
                     CONDITIONS TO OBLIGATIONS OF BUYER

        The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions before or at the Closing:

        9.1 REPRESENTATIONS AND WARRANTIES. Except for changes contemplated by this Agreement, the representations and warranties of James River contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, subject to changes made to the Schedules attached hereto as permitted by this Agreement.

        9.2 PERFORMANCE OF THIS AGREEMENT. James River shall have performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it before or at the Closing, to the extent not waived.

        9.3 PROCEEDINGS. All corporate and other proceedings to be taken by James River in connection with the transactions contemplated hereby shall have been completed, all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received all such counterpart originals or certified or other copies of such documents as Buyer may reasonably request.

        9.4 CONSENTS AND APPROVALS. All consents, authorizations, orders or approvals of any Authority, consents of third parties necessary to assign to Buyer the Listed Contracts and Lessee Leases on Schedule 9.4, and subject to the provisions of Section 7.11, all consents, authorizations, orders or approvals of other individuals or business entities which James River is required to obtain in order for James River to be able to transfer the Assets to Buyer and for Buyer to conduct the Business as it is presently conducted shall have been obtained by James River and Buyer and all waiting periods specified by law with respect thereto shall have passed.

        9.5 INJUNCTION, LITIGATION, ETC. No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Authority which is likely to prohibit, delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.

        9.6 LEGISLATION. No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

        9.7 OPINION OF COUNSEL FOR JAMES RIVER. Buyer shall have received an opinion from McGuire, Woods, Battle & Boothe, L.L.P., in form and substance reasonably satisfactory to Buyer and its counsel.

        9.8 CASUALTY LOSS. There shall not have occurred since the date of this Agreement with respect to a Plant Site a casualty loss that is reasonably expected to result in the loss of revenues of the Business, taken as a whole, of $10,000,000 or more per year.

        9.9 MATERIAL ADVERSE CHANGE. There shall not have occurred since December 31, 1995, any event which has caused or which could reasonably be expected to cause in the future a material adverse change in the Assets or the Business.

        9.10 RELATED AGREEMENTS. Each Person of the JR Group shall have executed and delivered each of the Related Agreements to which it is a party.

                                  ARTICLE X
                  CONDITIONS TO OBLIGATIONS OF JAMES RIVER

        The obligations of James River to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions before or at Closing:

        10.1 REPRESENTATIONS AND WARRANTIES. Except for changes contemplated by this Agreement, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing, subject to changes made to the Schedules attached hereto as permitted by this Agreement.

        10.2 PERFORMANCE OF THIS AGREEMENT. Buyer shall have performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it before or at the Closing, to the extent not waived.

        10.3 PROCEEDINGS. All corporate and other proceedings to be taken by Buyer in connection with the transactions contemplated hereby shall have been completed, all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to James River, and James River shall have received all such counterpart originals or other copies of such documents as James River may reasonably request.

        10.4 CONSENTS AND APPROVALS. All consents, authorizations, orders or approvals of any Authority and of individuals or business entities which Buyer is required to obtain in order to consummate the transactions contemplated by this Agreement shall have been obtained by Buyer and all waiting periods specified by law with respect thereto shall have passed.

        10.5 INJUNCTION, LITIGATION, ETC. No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby or which would limit or affect James River's right to transfer the Assets to Buyer or Buyer's ability to consummate the transactions contemplated hereunder and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Authority which is likely to prohibit, delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.

        10.6 LEGISLATION. No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

        10.7 OPINION OF COUNSEL FOR BUYER. James River shall have received an opinion in form and substance reasonably satisfactory to James River and its counsel.

        10.8 RELATED AGREEMENTS. Buyer shall have executed and delivered each of the Related Agreements to which it is to be a named party.

                                 ARTICLE XI
                DELIVERIES, ETC., IN CONNECTION WITH CLOSING

        11.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") shall occur on July 10, 1996 at the offices of McGuire, Woods, Battle & Boothe, L.L.P. in Richmond, Virginia or at the request of either party, such other date and place as the parties shall agree. If the Closing takes place, the Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 12:01 a.m. on the date of Closing.

        11.2 DELIVERIES BY JAMES RIVER. At or before the Closing, James River shall deliver to Buyer, as applicable, the following:

                (a) duly executed deeds (which shall provide a warranty against grantor's acts and the claims of all persons claiming by, through or under the grantor) from the applicable member of the JR Group in recordable form which convey to Buyer title to the Real Property, subject to Permitted Exceptions and subject to the exceptions and exclusions contained in the Title Commitment as of the Closing, other than any Title Defect which James River has elected to cure or otherwise delete pursuant to Section 7.16(c)(i). Seller will provide to LTIC (i) customary good standing certificates and corporate authorizations,
(ii) owner's affidavits acceptable to LTIC to remove any exception for (A) mechanics' or materialmens' liens and (B) rights of parties in possession, and
(iii) a gap indemnity acceptable to LTIC for insuring over the "gap" (i.e. the time period since the effective date of the title company's last checkdown of title);

                (b) a bill of sale in the form attached hereto as Exhibit "K" and such other document or documents (suitable for filing, registration or recording, if applicable) as are necessary to transfer to Buyer the Assets other than the Real Property, which transfer documents shall be without recourse and shall contain no representations or warranties;

                (c) evidence that all of the proceedings contemplated by
Section 9.3 have been completed;

                (d) copies of any consents obtained as contemplated by
Section 9.4;

                (e) certificates from the State Corporation Commission of Virginia evidencing the good standing of James River in the Commonwealth of Virginia as of a recent date;

                (f) certificates from the secretary of state of (i) each state in which any of the Real Property or Leased Premises is located and (ii) the state of incorporation of the

Person of the JR Group conveying such Real Property or Leased Premises, with respect to the good standing of the Person of the JR Group conveying such Real Property or Leased Premises;

                (g) customary assurances with respect to the corporate existence of the Stock Companies;

                (h) the certificates representing all of the issued and outstanding shares of common stock of the Stock Companies, duly registered in the name of Buyer or duly endorsed or with stock powers attached thereto duly signed for transfer;

                (i) each of the Related Agreements executed by the Person of the JR Group that is a party thereto;

                (j)  the opinion of counsel required by Section 9.7; and

                (k) such additional documents as Buyer may reasonably request.

        11.3 Deliveries by Buyer. At or before the Closing, Buyer shall deliver to James River, as applicable, the following:

                (a)  the Purchase Price as adjusted pursuant to Section
3.2(b);

                (b) the payments, if any, pursuant to Sections 7.18 and 7.19;

                (c) the duly executed assumption of the Assumed Liabilities in the form of the Instrument of Assumption of Liabilities attached hereto as Exhibit "L";

                (d)  evidence that all of the proceedings contemplated by
Section 10.3 have been completed;

                (e)  copies of any consents obtained as contemplated by
Section 10.4;

                (f) certificates from the Secretary of State of the State of Georgia as to the good standing of Buyer in Georgia as of the most recent date obtainable;

                (g)  each of the Related Agreements duly executed by the Buyer;

                (h)  the opinion of counsel required by Section 10.7; and

                (i) such additional documents as James River may reasonably request.

        11.4 DELIVERIES OF RELATED AGREEMENTS. At or before the Closing, each of the parties to each Related Agreement shall deliver an executed copy of such Agreement to the other parties thereto.

                                 ARTICLE XII
                               INDEMNIFICATION

        12.1 INDEMNIFICATION BY JAMES RIVER. (a) Subject to the limitations contained in this Article XII, James River shall indemnify and hold Buyer harmless against all Losses arising out of:

                        (i) any breach of a representation or warranty made by James River in this Agreement, other than the representations and warranties contained in Section 5.11(a), which representations and warranties shall not survive Closing and shall be merged into the deeds delivered by James River at Closing;

                        (ii) the breach of any agreement of James River contained in this Agreement (but not the Related Agreements, each of which shall stand on its own); or

                        (iii) any liability or obligation of any Person within the JR Group relating to the Business, or the Assets, and not expressly assumed by Buyer pursuant to this Agreement;

                (b) Notwithstanding the foregoing, in the case of Losses incurred as a result of the events described in Section 12.1(a)(i), James River shall not be liable for indemnification hereunder unless and until the aggregate amount of such Losses exceeds $4,500,000 and thereafter its liability for such Losses shall be limited to the amount thereof in excess of $4,500,000.

        12.2 INDEMNIFICATION BY BUYER. (a) Subject to the limitations contained in this Article XII, Buyer shall indemnify and hold James River harmless against all Losses arising out of:

                        (i) any breach of a representation or warranty made by Buyer in this Agreement;

                        (ii) the breach of any agreement of Buyer contained in this Agreement (but not the Related Agreements, each of which shall stand on its own); or

                        (iii) any Assumed Liability or the failure by Buyer to discharge any Assumed Liability.

                (b) Notwithstanding the foregoing, in the case of Losses incurred as a result of the events described in Section 12.2(a)(i), Buyer shall not be liable for indemnification hereunder unless and until the aggregate amount of such Losses exceeds $4,500,000, and thereafter its liability for such Losses shall be limited to the amount thereof in excess of $4,500,000.

        12.3 SURVIVAL DATE. (a) The indemnification obligations of each party (the "Indemnitor") obligated to provide indemnification to the other (the "Indemnitee") under Section 12.1(a)(i) or Section 12.2(a)(i) shall lapse and become of no further force and

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

effect with respect to all claims not made by Indemnitee's delivery to the Indemnitor of written notice containing details reasonably sufficient to disclose to Indemnitor the nature and scope of the claim by 12:01 a.m. on January 1, 1998; provided, however, that (i) claims with respect to the representations and warranties contained in Section 5.11(c), such claim shall have been made on or prior to the third anniversary date of this Agreement;
(ii) with respect to the representations and warranties related to tax matters and contained in Section 5.26, such claim shall have been made prior to the running of the applicable statutes of limitations; and (iii) with respect to the representations and warranties related to environmental matters and contained in Section 5.7, such claim shall have been made on or prior to the fifth anniversary date of this Agreement. Notwithstanding anything contained herein to the contrary, no indemnified party shall be entitled to indemnification with respect to any claim under Section 12.1(a)(i) or 12.2(a)(i), if such indemnified party has actual knowledge prior to Closing of any circumstance constituting a breach or failure of any such representation or warranty resulting in such claim.

                (b) Any indemnification obligations arising under Section 12.1(a)(ii) or Section 12.2(a)(ii) shall lapse and become of no further force and effect with respect to all claims not made by Indemnitee's delivery of written notice containing details reasonably sufficient to disclose to Indemnitor the nature and scope of the claim on or prior to the third anniversary date of this Agreement.

        12.4 JAMES RIVER INDEMNIFICATION FOR CERTAIN ENVIRONMENTAL MATTERS. Any Loss to the extent attributable to conditions existing at or acts or omissions on or before the Closing with respect to any Environmental Condition of any Plant Site (including Losses arising as a result of any contamination or pollution of property near a Plant Site that results from contamination or pollution of a Plant Site), that, as of Closing, constitutes a violation of, or otherwise gives rise to any liability under, any Environmental Law, but excluding any such Loss to the extent arising from any change in law after the Closing, is an "Environmental Loss." The date that a requirement of remediation or other action, or a claim for damages, penalties, fines or other similar costs or expenses or for equitable relief is first made by an Authority, or demanded by a potential plaintiff with respect to any such Environmental Condition, or the earlier date on which Buyer shall reasonably determine that any such requirement or claim is reasonably likely at any time with respect to such Environmental Condition, or with respect to matters disclosed on Schedule 5.7, the date of Closing, is the "Environmental Accrual Date" with respect to such Environmental Condition. Notwithstanding any provision of this Agreement to the contrary, (i) Buyer shall not be entitled to any indemnification or reimbursement from

James River with respect to any Environmental Loss except to the extent that such Environmental Loss arises out of an Environmental Condition having an Environmental Accrual Date before the fifth anniversary of Closing and such Environmental Losses, in the aggregate, exceed the amount reflected as a reserve or an accrual in respect of environmental remediation, monitoring, or investigation costs and expenses on the Final Audited Closing Balance Sheet (the "Environmental Reserve"); (ii) James River shall indemnify Buyer for Environmental Losses arising from items having an Environmental Accrual Date before the fifth anniversary of Closing in an amount equal to 75% of the excess of (A) the lesser of the amount of such Environmental Losses and the amount of $3,000,000, over (B) the amount of the Environmental Reserve; (iii) James River shall indemnify Buyer for Environmental Losses arising from items having an Environmental Accrual Date before the fifth anniversary of Closing in an amount equal to 50% of the excess of (C) the lesser of the amount of such Environmental Losses and the amount of $10,000,000, over (D) the amount of $3,000,000; and (iv) James River shall indemnify Buyer for Environmental Losses arising from items having an Environmental Accrual Date before the fifth anniversary of Closing in an amount equal to (E) the excess of the amount of such Environmental Losses over the amount of $10,000,000, multiplied by (F) the Applicable Fraction, as defined below relating to any event or condition giving rise to the Environmental Loss in effect as of the date Buyer first becomes entitled to indemnification hereunder from James River with respect to such event or condition. The "Applicable Fraction" shall be 90% for the period between Closing and the first anniversary of Closing, 80% for events or conditions with an Environmental Accrual Date during the period between the first anniversary of Closing and the second anniversary of Closing, 70% for events or conditions with an Environmental Accrual Date during the period between the second anniversary of Closing and the third anniversary of Closing, 60% for events or conditions with an Environmental Accrual Date during the period between the third anniversary of Closing and the fourth anniversary of Closing, and 50% for events or conditions with an Environmental Accrual Date during the period between the fourth anniversary of Closing and the fifth anniversary of Closing. The limitations of Section 12.1(b) shall not apply to any indemnification obligation of James River arising under this Section 12.4, and any indemnification obligation arising under this Section 12.4 shall be excluded for all purposes, including the aggregation of Losses, from the operation of Section 12.1(b).

        12.5 DEFINITION OF LOSS. For purposes of this Article XII and Article VIII, "Losses" shall mean losses, damages, penalties and expenses incurred by an Indemnitee entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses incurred in connection with any action, suit or proceeding ("Legal Action") instituted against the Indemnitee determined, net of the:

                (a) tax savings realized by the Indemnitee in respect of such matter net of any tax consequences of the indemnity payment;

                (b) insurance proceeds to which the Indemnitee is entitled in respect of such matter; and

                (c) indemnity payments to which the Indemnitee is entitled from parties other than the indemnifying party hereunder in respect of such matter.

                Notwithstanding any provision of this Article XII, any damages to the extent attributable to a failure to mitigate damages shall not constitute Losses.

        12.6 THIRD PARTY CLAIMS. (a) Each of the parties must follow the procedures set forth in the following paragraphs of this Section 12.6 in order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by any Authority for penalties, fines and assessments.

                (b) The party seeking indemnification shall give prompt written notice to the party from whom indemnification is sought of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Agreement, stating the nature and basis of the assertion and the amount thereof, to the extent known.

                (c) In the event that any Legal Action is brought against an indemnified party with respect to which the indemnifying party may have liability under an indemnity agreement contained in this Agreement, the Legal Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such an indemnity agreement, be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate. In any such Legal Action the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnifying party shall keep the indemnified party fully informed as to such proceeding at all stages thereof, whether or not the indemnified party is represented by its own counsel.

                (d) Until the indemnifying party shall have assumed the defense of any Legal Action, or if the indemnified and indemnifying parties are both named parties in such Legal Action and the indemnified party shall have reasonably concluded that there may be defenses available to it that are materially different from or in addition to the defenses available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action, but shall remain responsible for its obligation as an indemnitor), all legal and other reasonable expenses incurred by the indemnified party as a result of such Legal Action shall be borne by the indemnifying party. In such event, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, for review and copying, its books and records relating to such Legal Action and the parties shall render to each other such assistance as may reasonably be requested to facilitate the proper and adequate defense of any such Legal Action.

                (e) The indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees, business or methods of doing business.

                (f) The indemnifying party shall be relieved of its obligation to indemnify the indemnified party to the extent that any failure to give or delay in giving timely notice as required by this Section 12.6 prejudices the indemnifying party.

        12.7 SUBROGATION RIGHTS; NO DUPLICATION. (a) Any Indemnitor required to make a payment under this Article XII shall be subrogated, to the extent of such payment, to the rights of the entity to which such payment has been made for reimbursement or indemnification against third parties relating to the claim on which such payment has been based.

                (b) Notwithstanding anything in this Article XII to the contrary, the obligations of each Indemnitor and its Affiliates pursuant to this Article XII shall be without duplication as between entities to which such Indemnitor and its Affiliates are required to make payments.

                                ARTICLE XIII
                      TERMINATION, AMENDMENT AND WAIVER

        13.1 TERMINATION. (a) This Agreement may be terminated at any time before the Closing.

                        (i)     by mutual written consent of the parties hereto;

                        (ii) by either James River on the one hand, or Buyer on the other, if there has been a material breach on the part of the other of a representation, warranty or agreement contained herein, or in any writing delivered pursuant to the provisions of this Agreement, which remains uncured; provided, however, that no breach of representation or warranty shall form the basis of a right to terminate this Agreement if the party to whom such representation or warranty was made or its officers, directors or representatives had notice of the existence of such breach on or before the date of this Agreement;

                        (iii) by James River or Buyer if the Closing has not occurred by August 9, 1996, 11:59 p.m. Richmond time; or

                        (iv)    by Buyer pursuant to Section 13.3 below.

        13.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it and to comply with the confidentiality provisions of Section , and no such termination shall relieve either party of any liability to the other for any breach of this Agreement prior to the date of termination.

        13.3 AMENDMENT. This Agreement may be amended at any time only by writing executed by each of the parties hereto. Notwithstanding the foregoing, James River may unilaterally amend any of the Schedules attached hereto by giving Buyer written notice thereof, which notice shall refer specifically to this Section, at any time, but in no event later than five business days prior to Closing. If Buyer does not approve of any such Schedule amendment, then Buyer may terminate this Agreement by delivering to James River written notice of its election to do so within five business days from the date Buyer receives the notice from James River as provided in this Section, or if such Schedule amendment is made within five business days prior to Closing, then Buyer may terminate this Agreement prior to Closing. If Buyer does not terminate this Agreement within the time specified in this Section, then Buyer shall be deemed to have accepted each applicable Schedule amendment and waived all rights Buyer may have against James River (including the rights to claim any breach of any representation or warranty in this Agreement or to terminate this Agreement) with respect to all matters that shall have been cured by the Schedule Amendment. All representations and warranties which are true and correct as modified shall be deemed true and correct as of the date of this Agreement for the purposes of Section 9.1 and Section 10.1.

        13.4 EXTENSION; WAIVER. At any time before the Closing, any party to this Agreement which is entitled to the benefits thereof may (i) extend the time for the


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

performance of any of the obligations of another party hereto, (ii) waive any misrepresentation (including an omission) or breach of a representation or warranty of another party hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (iii) waive compliance of another party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party or parties giving the extension or waiver.

                                 ARTICLE XIV
                             GENERAL PROVISIONS

        14.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing (including telefax or similar writing) and shall be given,

        (a) if to James River, to:

                        James River Corporation of Virginia
                        120 Tredegar Street
                        Richmond, Virginia 23219
                        Attention:  Stephen E. Hare
                        Telefax:  (804) 649-4317

                        with copies to:

                        James River Corporation of Virginia
                        120 Tredegar Street
                        Richmond, Virginia 23219
                        Attention:  Clifford A. Cutchins IV, Esquire
                        Telefax:  (804) 649-4317

                        and:

                        McGuire, Woods, Battle & Boothe, L.L.P.
                        One James Center
                        901 E. Cary Street
                        Richmond, Virginia 23219
                        Attention:  Marshall H. Earl, Jr., Esquire
                        Telefax:  (804) 775-1061

                (b) if to Buyer, to:
                        Printpack, Inc.
                        4335 Wendell Drive S.W.



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

                        Atlanta, Georgia  30336-1622
                        Attention:  Dennis M. Love, President
                        Telefax:  __________________

                        with a copy to:

                        Alston & Bird
                        One Atlantic Center
                        1201 West Peachtree Street
                        Atlanta, Georgia  30309
                        Attention:  William H. Avery, Esquire
                        Telefax:  (404) 881-7777

or (c) in either case, to such other person or to such other address or telefax number as the party to whom notice is to be given may have furnished the other parties in writing by like notice. If mailed, any such communication shall be deemed to have been given on the third business day following the day on which the communication is posted by registered or certified mail (return receipt requested). If given by any other means it shall be deemed to have been given when delivered to the address specified in this Section 14.1.

        14.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, terms (including defined terms) used in the plural include the singular, and vice versa.

        14.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.4 MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any person, association or entity, other than the parties hereto, any rights or remedies with respect to the subject matter or any provision hereof; (iii) shall not be assigned by operation of law or otherwise; and (iv) shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its laws or regulations relating to choice of law.



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


        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                                JAMES RIVER CORPORATION OF
                                                VIRGINIA

                                                By: /s/
                                                   ----------------------------
                                                Title: Senior Vice President,
                                                       Corporate Finance, Chief
                                                       Financial Officer

                                                PRINTPACK, INC.

                                                By: /s/
                                                   ----------------------------
                                                Title:  President





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